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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-160926

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Senior Notes due 2022 of Cintas Corporation No. 2	$250,000,000	99.848%	$249,620,000	$28,606.46(1)

Guarantees of Senior Notes due 2022 of Cintas Corporation No. 2	(2)	(2)	(2)	(2)

(1)
Calculated in accordance with Rule 457(r).

(2)
The guarantees relate to the guarantees by Cintas Corporation and the subsidiary guarantors of the Senior Notes due 2022 of Cintas Corporation No. 2. No separate consideration will be received for the guarantees. Pursuant to Rule 457(n), no separate registration fee is required with respect to the guarantees.

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 31, 2009)

         $250,000,000

Cintas Corporation No. 2
$250,000,000  3.25% Senior Notes due 2022

Fully and Unconditionally Guaranteed by
Cintas Corporation

         We are offering $250,000,000 aggregate principal amount of 3.25% senior notes due 2022, which we refer to in this prospectus supplement as the "notes."

         We will pay interest on the notes on June 1 and December 1 of each year, beginning on December 1, 2012. The notes will mature on June 1, 2022. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000 above that amount.

         We have the option to redeem some or all of the notes at any time and from time to time, as described under the heading "Description of the Notes—Optional Redemption." If a change of control triggering event occurs, we will be required to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. See "Description of the Notes—Offer to Repurchase Upon a Change of Control Repurchase Event."

         The notes will be our senior unsecured obligations and will rank equally with all of our other existing and future senior unsecured and unsubordinated indebtedness, but will be effectively junior to any secured indebtedness that we may incur in the future. The notes will be unconditionally guaranteed, jointly and severally, by Cintas Corporation and certain of its subsidiaries. For a more detailed description of the notes, see "Description of the Notes."

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         See "Risk Factors" beginning on page S-5 of this prospectus supplement and the risk factors contained in our Annual Report on Form 10-K for the fiscal year ended May 31, 2011, which are incorporated by reference herein, for a discussion of certain risks that you should consider in connection with an investment in the notes.

	Per Note	Total

Public offering price(1)	99.848%	$249,620,000

Underwriting discount	0.650%	$1,625,000

Proceeds, before expenses, to Cintas No. 2(1)	99.198%	$247,995,000

(1)
Plus accrued interest, if any, from June 8, 2012.

         The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

         The underwriters expect to deliver the notes offered hereby in book-entry form through The Depository Trust Company on or about June 8, 2012.

Joint Book-Running Managers

KeyBanc Capital Markets	J.P. Morgan

Co-Managers

Mitsubishi UFJ Securities	PNC Capital Markets LLC	US Bancorp	Wells Fargo Securities

June 5, 2012.

PROSPECTUS SUPPLEMENT

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About This Prospectus Supplement

        We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the debt securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding this offering. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

        We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement or in any free writing prospectus prepared by us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the dates mentioned on the cover pages of these documents. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not, and the underwriters are not, making offers to sell the notes in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

Where You Can Find More Information

        We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act. We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC's website at www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. You may also inspect our SEC reports and other information at our website at www.cintas.com. The information contained on or accessible through our website is not part of this prospectus supplement, other than the documents that we file with the SEC that are incorporated by reference in this prospectus supplement or the accompanying prospectus.

Information We Incorporate By Reference

        The SEC allows us to "incorporate by reference" into this prospectus supplement the information in documents Cintas Corporation files with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and information that Cintas Corporation files later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in or omitted from this prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

        We incorporate by reference the documents listed below and any future filings Cintas Corporation makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the completion of the offering of securities described in this prospectus supplement:

  •
  Cintas Corporation's Annual Report on Form 10-K for the year ended May 31, 2011;

s-ii

  •
  Cintas Corporation's Quarterly Reports on Form 10-Q for the periods ended August 31, 2011, November 30, 2011 and February 29, 2012; and

  •
  Cintas Corporation's Current Reports on Form 8-K, as filed with the SEC on September 29, 2011, October 11, 2011, October 20, 2011 and December 2, 2011.

        We will not, however, incorporate by reference in this prospectus supplement any documents or portions thereof that are not deemed "filed" with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of Cintas Corporation's current reports on Form 8-K, unless, and except to the extent, specified in such current reports. You may obtain copies of these filings without charge by accessing the investor relations section of www.cintas.com or by requesting the filings in writing or by telephone at the following address or telephone number.

Cintas Corporation
Investor Relations
6800 Cintas Boulevard, P.O. Box 625737,
Cincinnati, Ohio 45262-5737
Telephone number (513) 459-1200

Disclosure Regarding Forward-Looking Statements

        This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, contain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as "estimates," "anticipates," "predicts," "projects," "plans," "expects," "intends," "target," "forecast," "believes," "seeks," "could," "should," "may" and "will" or their negatives and similar words, terms and expressions and by the context in which they are used. Such statements are based upon current expectations of Cintas and speak only as of the date made. You should not place undue reliance on any forward-looking statement. We cannot guarantee that any forward-looking statement will be realized. These statements are subject to various risks, uncertainties, potentially inaccurate assumptions and other factors that could cause actual results to differ from those set forth in or implied by this prospectus supplement, any accompanying prospectus supplement or any documents incorporated by reference. Factors that might cause such a difference include, but are not limited to:

  •
  the possibility of greater than anticipated operating costs including energy and fuel costs;

  •
  lower sales volumes;

  •
  loss of customers due to outsourcing trends;

  •
  the performance and costs of integration of acquisitions;

  •
  fluctuations in costs of materials and labor including increased medical costs;

  •
  costs and possible effects of union organizing activities;

  •
  failure to comply with government regulations concerning employment discrimination, employee pay and benefits and employee health and safety;

  •
  uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation;

  •
  the cost, results and ongoing assessment of internal controls for financial reporting required by the Sarbanes-Oxley Act of 2002;

  •
  disruptions caused by the inaccessibility of computer systems data;

s-iii

  •
  the initiation or outcome of litigation, investigations or other proceedings;

  •
  higher assumed sourcing or distribution costs of products;

  •
  the disruption of operations from catastrophic or extraordinary events;

  •
  the amount and timing of repurchases of Cintas Corporation's common shares, if any; and

  •
  changes in federal and state tax and labor laws and the reactions of competitors in terms of price and service.

        All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. None of Cintas Corporation, Cintas No. 2 or the subsidiary guarantors have a duty to update any of the forward-looking statements after the date of this prospectus supplement to conform them to actual results except as otherwise required by law.

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SUMMARY

        The following summary is qualified in its entirety by the more detailed information included elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read this prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, in their entirety before making an investment decision.

        In this prospectus supplement, unless stated otherwise or the context otherwise requires, references to:

  •
  "Cintas" refers to Cintas Corporation and its consolidated subsidiaries, including Cintas Corporation No. 2;

  •
  "we," "us," "our" and "Cintas No. 2" refer to Cintas Corporation No. 2, a wholly-owned subsidiary of Cintas Corporation and the issuer of the notes;

  •
  "subsidiary guarantors" refers to Cintas Corporation's directly and indirectly wholly-owned subsidiaries, excluding Cintas Corporation No. 2, that are guarantors of Cintas No. 2's revolving credit facility, have been organized under the laws of any jurisdiction within the United States and guarantee the notes; and

  •
  "guarantors" refers to Cintas Corporation and the subsidiary guarantors, as guarantors of the notes.

 Cintas

        Cintas provides highly specialized products and services to businesses of all types primarily throughout North America, as well as Latin America, Europe and Asia. Cintas brings value to its customers by helping them provide a cleaner, safer and more pleasant atmosphere for their customers and employees. Cintas' products and services are designed to improve its customers' images. Cintas also helps its customers protect their employees and their companies by enhancing workplace safety and helping to ensure legal compliance in key areas of their business. Cintas was founded in 1968 by Richard T. Farmer, currently the Chairman Emeritus of the Board of Directors, when he left his family's industrial laundry business in order to develop uniform programs using an exclusive new fabric. In the early 1970's, Cintas acquired the family industrial laundry business. Over the years, Cintas developed additional products and services that complemented its core uniform business and broadened the scope of products and services available to its customers.

        Cintas classifies its businesses into four operating segments based on the types of products and services provided. The Rental Uniforms and Ancillary Products operating segment consists of the rental and servicing of uniforms and other garments including flame resistant clothing, mats, mops and shop towels and other ancillary items. In addition to these rental items, restroom cleaning services and supplies and carpet and tile cleaning services are also provided within this operating segment. The Uniform Direct Sales operating segment consists of the direct sale of uniforms and related items and branded promotional products. The First Aid, Safety and Fire Protection Services operating segment consists of first aid, safety and fire protection products and services. The Document Management Services operating segment consists of document destruction, document imaging and document retention services.

        Cintas No. 2 is the principal operating subsidiary of Cintas. The revenue and assets of Cintas No. 2 comprised approximately 80% of Cintas' total revenue for fiscal year 2011 and approximately 70% of Cintas' total assets as of May 31, 2011.

        Cintas Corporation is a Washington corporation, and Cintas No. 2 is a Nevada corporation. We are an indirect wholly-owned subsidiary of Cintas Corporation. Cintas Corporation's and Cintas No. 2's principal executive offices are located at 6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio 45262-5737, and their telephone number at that address is (513) 459-1200. Cintas' web site is located at www.cintas.com. Except for documents incorporated by reference into this prospectus supplement, information included on or available through Cintas' web site does not constitute a part of this prospectus supplement or the accompanying prospectus.

 The Offering

        The following summary contains basic information about the notes and is not intended to be complete. It does not contain all of the information that is important to you. For a more detailed description of the notes, please refer to the section entitled "Description of the Notes" in this prospectus supplement and the section entitled "Description of Senior Debt Securities" in the accompanying prospectus.

Issuer	Cintas Corporation No. 2.
Guarantors	Cintas Corporation and the subsidiary guarantors.
Notes Offered	$250,000,000 aggregate principal amount of 2022 senior notes.
Maturity	The notes will mature on June 1, 2022.
Interest Rate	The notes will bear interest at 3.25% per year.
Interest Payment Dates	The notes will pay interest on June 1 and December 1 of each year, commencing on December 1, 2012.
Ranking

The notes will be senior unsecured debt of ours and will rank equally with all other existing and future senior unsecured debt of ours. The notes will effectively rank junior to any secured debt of ours, Cintas Corporation or any of the subsidiary guarantors to the extent of the assets securing such debt and to all debt and other liabilities of any subsidiary of Cintas Corporation other than the subsidiary guarantors. The guarantees are senior unsecured joint and several obligations of Cintas Corporation and each subsidiary guarantor and will rank equally with all other senior unsecured obligations of each such guarantor.

Optional Redemption

We may redeem some or all of the notes at any time, or from time to time, prior to the date that is three months prior to their maturity date, at a price equal to the greater of 100% of the principal amount of the notes and a "make-whole" amount plus, in each case, any accrued interest to, but excluding, the date of redemption. The "make-whole" amount will be based on U.S. Treasury rates as specified under "Description of the Notes—Optional Redemption."

If the notes are redeemed on or after the date that is three months prior to their maturity date, the notes will be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption.

Offer to Repurchase

If we experience a change of control and the notes are rated below investment grade by Standard & Poor's Ratings Services and Moody's Investors Service, Inc., we must offer to repurchase all of the notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the repurchase date. See "Description of the Notes—Offer to Repurchase Upon a Change of Control Repurchase Event."

Certain Covenants

We will issue the notes offered hereby under an indenture with the trustee and the guarantors. The indenture, among other things, limits our ability and the ability of Cintas Corporation and its other subsidiaries, to:

• incur certain liens;
• engage in sale-leaseback transactions; and
• in the case of us, Cintas Corporation and each subsidiary guarantor that is a "significant subsidiary," merge or consolidate or sell all or substantially all of our or their assets.
You should read "Description of the Notes" on page S-11 in this prospectus supplement for additional information on these covenants.
Further Issuances

We may create and issue further notes ranking equally and ratably with the notes offered by this prospectus supplement in all respects, so that such further notes will be consolidated and form a single series with the notes offered by this prospectus supplement and will have the same terms as to status, redemption or otherwise.

Book-Entry Form

The notes will be represented by a global certificate or global certificates deposited with, or on behalf of, The Depository Trust Company, which we refer to as DTC, or its nominee. See "Description of the Notes—Book-Entry Settlement Procedures and Form."

Form and Denomination	The notes will be issued in fully registered form in denominations of $1,000 or integral multiples of $1,000 in excess thereof.
No Listing of the Notes	We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

Use of Proceeds

We expect to receive net proceeds, after deducting underwriting discounts but before deducting offering expenses payable by us, of approximately $248.0 million from this offering. We intend to use the net proceeds from this offering for general corporate purposes, including repurchases of Cintas Corporation's common shares under its share repurchase program and acquisitions. See "Use of Proceeds."

Risk Factors

Investing in the notes involves risk. See "Risk Factors" on page S-5 of this prospectus supplement, in the accompanying prospectus and the documents incorporated by reference herein or therein for a discussion of certain risks you should consider in connection with an investment in the notes.

Trustee, Registrar and Paying Agent	U.S. Bank National Association
Governing Law	The notes will be, and the indenture is, governed by the laws of the State of New York.

Recent Developments

        Our 6.000% senior notes due 2012 totaling $225 million aggregate principal amount matured on June 1, 2012 and were repaid using available cash and proceeds from our commercial paper program.

RISK FACTORS

        An investment in the notes involves risk. Prior to making a decision about investing in the notes, and in consultation with your own financial and legal advisors, you should carefully consider the following risk factors, as well as the risk factors discussed in Cintas Corporation's Annual Report on Form 10-K for the fiscal year ended May 31, 2011, which are incorporated herein by reference. You should also refer to the other information in this prospectus supplement and the accompanying prospectus, including Cintas' consolidated financial statements and the related notes incorporated by reference in this prospectus supplement. Additional risks and uncertainties that are not yet identified may also materially harm Cintas' business, operating results and financial condition.

The notes are subject to prior claims of any secured creditors and the creditors of subsidiaries of ours and Cintas Corporation that do not guarantee the notes, and if a default occurs we may not have sufficient funds to fulfill our obligations under the notes.

        The notes are our unsecured general obligations, ranking equally with our other senior unsecured debt and liabilities but junior to any secured debt and effectively subordinated to the debt and other liabilities of subsidiaries of ours and Cintas Corporation that do not guarantee the notes. The indenture governing the notes permits us, Cintas Corporation and the other subsidiaries of Cintas Corporation to incur secured debt under specified circumstances. If we, Cintas Corporation or the other subsidiaries of Cintas Corporation incur any secured debt, our assets and the assets of Cintas Corporation or its other subsidiaries securing such debt will be subject to prior claims by their secured creditors. In the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors.

        The subsidiaries of ours and Cintas Corporation that do not guarantee the notes are distinct legal entities that have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes. Accordingly, the notes are effectively subordinated to the debt and other liabilities of the subsidiaries of ours and Cintas Corporation that do not guarantee the notes.

        If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed upon our insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all of these creditors, all or a portion of the notes then outstanding would remain unpaid.

The notes do not restrict our or the guarantors' ability to incur additional debt, repurchase securities or to take other actions that could negatively impact holders of the notes.

        We and the guarantors are not restricted under the terms of the notes from incurring additional debt or repurchasing our securities. In addition, the indenture does not contain any covenants that require us or the guarantors to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our and the guarantors' ability to incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due.

An active trading market for the notes may not develop.

        There is no existing market for the notes and we do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the notes will ever develop or, if one develops, be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar debt securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

  •
  the time remaining to the maturity of the notes;

  •
  the outstanding amount of the notes;

  •
  the terms related to optional redemption of the notes; and

  •
  the level, direction and volatility of market interest rates generally.

        The underwriters have advised us that they currently intend to make a market in the notes, but they are not obligated to do so and may cease market-making at any time in their sole discretion without notice.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the ratios of earnings to fixed charges for Cintas for the periods indicated.

	Nine Months Ended		Year Ended May 31,
	February 29, 2012	February 28, 2011	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges	6.3x	6.9x	6.9x	6.5x	6.6x	9.1x	9.6x

        The above ratios are computed on a total enterprise basis including Cintas Corporation's consolidated subsidiaries. Earnings consist of income from continuing operations before income taxes, adjusted to exclude fixed charges (excluding capitalized interest). Fixed charges consist of interest incurred on indebtedness, the portion of operating lease rentals deemed representative of the interest factor and capitalized interest.

 USE OF PROCEEDS

        We expect to receive net proceeds, after deducting underwriting discounts but before deducting offering expenses payable by us, of approximately $248.0 million from this offering. We intend to use the net proceeds from this offering for general corporate purposes, including repurchases of Cintas Corporation's common shares under its share repurchase program and acquisitions.

        Cintas Corporation's 6.000% senior notes due 2012 totaling $225 million aggregate principal amount matured on June 1, 2012 and were repaid using available cash and proceeds from our commercial paper program.

CAPITALIZATION

        The following table sets forth Cintas' consolidated cash and cash equivalents and capitalization as of February 29, 2012 on an actual basis and as adjusted to reflect the sale of the aggregate amount of notes offered hereby and the repayment of our 6.000% senior notes due 2012, as described in "Use of Proceeds." The table should be read in conjunction with the more detailed information contained in the consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Cintas Corporation's Quarterly Report on Form 10-Q for the quarter ended February 29, 2012 incorporated by reference into this prospectus supplement.

($ in thousands)	Actual	As Adjusted
	(Unaudited)
Cash and cash equivalents	$217,983	$240,428
Marketable securities	134,631	134,631

Total cash and marketable securities	352,614	375,059
Short-term debt:
Commercial Paper	—	—
6.000% Senior Notes due 2012	225,000	—
Other	633	633

Total short-term debt	225,633	633

Long-term debt:
Existing revolving credit facility	—	—
2.850% Senior Notes due 2016	250,000	250,000
6.125% Senior Notes due 2017	300,000	300,000
4.300% Senior Notes due 2021	250,000	250,000
6.150% Senior Notes due 2036	250,000	250,000
3.25% Senior Notes due 2022 offered hereby	—	250,000
Other	9,276	9,276

Total long-term debt	1,059,276	1,309,276

Total debt	1,284,909	1,309,909
Shareholders' equity:
Common stock	145,120	145,120
Additional paid-in capital	102,201	102,201
Retained earnings	3,403,459	3,403,459
Treasury stock	(1,505,229)	(1,505,229)
Other accumulated comprehensive income:	51,076	51,076

Total shareholders' equity	2,196,627	2,196,627

Total capitalization	$3,481,536	$3,506,536

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The selected historical consolidated financial data for Cintas Corporation as of and for the fiscal years ended May 31, 2011, 2010, 2009, 2008 and 2007 set forth below are derived from the audited consolidated financial statements of Cintas Corporation. The selected historical consolidated financial data for Cintas Corporation as of and for the nine months ended February 29, 2012 and February 28, 2011 set forth below are derived from unaudited financial statements, which, in the opinion of management of Cintas Corporation, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information for these periods. Results for the nine months ended February 29, 2012 are not necessarily indicative of the results that may be expected for the year ending May 31, 2012. You should read the selected historical consolidated financial data below with the more detailed information contained in the consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Cintas Corporation's Annual Report on Form 10-K for the year ended May 31, 2011 and its Quarterly Report on Form 10-Q for the quarterly period ended February 29, 2012 incorporated by reference in this prospectus supplement.

	Nine Months Ended				Year Ended May 31,
	February 29, 2012		February 28, 2011		2011		2010		2009		2008		2007
	(in thousands, except per share data and ratios)
Income Statement Data:
Revenue:
Rentals	$2,163,224		$1,980,387		$2,692,248		$2,569,357		$2,755,015		$2,834,568		$2,734,629
Other services	885,194		817,910		1,118,136		977,982		1,019,670		1,103,332		972,271

	3,048,418		2,798,297		3,810,384		3,547,339		3,774,685		3,937,900		3,706,900
Costs and expenses (income):
Cost of rentals	1,223,611		1,129,210		1,530,456		1,449,576		1,562,230		1,581,618		1,515,185
Cost of other services	530,067		492,847		670,641		599,946		661,584		674,682		610,360
Selling and administrative expenses	895,945		864,774		1,168,944		1,086,359		1,082,709		1,104,145		1,003,958
Interest income	(1,141)		(1,252)		(2,030)		(1,695)		(2,764)		(6,072)		(6,480)
Interest expense	52,281		36,955		49,704		48,612		50,236		52,823		50,324
Legal settlements, net of insurance proceeds	0		0		0		23,529		0		0		0
Restructuring Charges	0		0		10,209		(2,880)		10,209		0		0
Impairment of long-lived assets	0		0		48,888		0		48,888		0		0

	2,700,763		2,522,534		3,476,812		3,203,447		3,413,092		3,407,196		3,173,347
Income before income taxes	347,655		275,763		392,669		343,892		361,593		530,704		533,553
Income taxes	128,632		99,550		145,680		128,272		135,236		195,299		199,015

Net income	$219,023		$176,213		$246,989		$215,620		$226,357		$335,405		$334,538

Basic earnings per share	$1.67		$1.19		$1.68		$1.40		$1.48		$2.15		$2.09
Diluted earnings per share	$1.67		$1.19		$1.68		$1.40		$1.48		$2.15		$2.09
Balance Sheet Data (as of period end):
Working capital	$976,975		$931,302		$1,266,638		$1,141,262		$969,404		$915,094		$753,698
Total assets	$4,253,167		$3,972,070		$4,351,940		$3,969,736		$3,720,951		$3,808,601		$3,570,480
Total debt	$1,284,909		$808,078		$1,286,125		$786,053		$786,656		$943,806		$881,215
Total shareholders' equity	$2,196,627		$2,472,942		$2,302,649		$2,534,029		$2,367,409		$2,254,131		$2,167,738
Total debt to total capitalization(1)	3.7%		25%		3.6%		24%		25%		30%		29%
Ratio of earnings to fixed charges	6.3	x	6.9	x	6.9	x	6.5	x	6.6	x	9.1	x	9.6	x

(1)
Total debt to total capitalization is calculated by dividing the sum of total short- and long-term debt by the sum of total shareholders' equity and total short- and long-term debt.

 DESCRIPTION OF THE NOTES

        Set forth below is a description of the specific terms of the notes. This description supplements, and should be read together with, the description of the general terms and provisions of the debt securities, including the notes, set forth in the accompanying base prospectus under the caption "Description of Senior Debt Securities." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description of senior debt securities in the accompanying prospectus and the indenture. If the description of the notes in this prospectus supplement differs from the description of senior debt securities in the accompanying prospectus, the description of the notes in this prospectus supplement supersedes the description of senior debt securities in the accompanying prospectus.

        For purposes of this "Description of the Notes" section, "Cintas" shall mean Cintas Corporation and shall not include Cintas No. 2 or the subsidiary guarantors.

General

        The notes will be issued in an initial aggregate principal amount of $250,000,000 and will mature on June 1, 2022. The notes will be issued only in fully registered form without coupons in minimum denominations of $1,000 and integral multiples of $1,000 above that amount. The notes will not be entitled to any sinking fund.

        Interest on the notes will accrue at the rate per annum shown on the cover of this prospectus supplement from June 8, 2012, or from the most recent date to which interest has been paid or provided for, payable semi-annually on June 1 and December 1 of each year, beginning on December 1, 2012, to the persons in whose names the notes are registered in the security register at the close of business on the May 15 or November 15 preceding the relevant interest payment date, except that interest payable at maturity shall be paid to the same persons to whom principal of the notes is payable. Interest will be computed on the notes on the basis of a 360-day year of twelve 30-day months.

        The indenture does not limit the amount of notes that we may issue. We may from time to time, without notice to or the consent of the registered holders of the notes, create and issue additional notes ranking equally and ratably with the notes being issued in this offering in all respects (other than the issue price, the date of issuance, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes), provided that such notes must be part of the same issue as the notes being issued in this offering for U.S. federal income tax purposes. Any such additional notes shall be consolidated and form a single series with the notes being issued in this offering, including for purposes of voting and redemptions.

        The notes will be unconditionally guaranteed, jointly and severally, as to payment of principal, premium, if any, and interest by Cintas and the subsidiary guarantors.

  Payment and Transfer

        Payment of principal of, and interest and premium, if any, on, any notes represented by one or more permanent global notes in definitive, fully registered form will be made to Cede & Co., the nominee for The Depository Trust Company, or DTC, as the registered owner of the global notes by wire transfer of immediately available funds as described below under "—Book-Entry Settlement Procedures and Form."

        Holders of certificated notes must surrender the notes to the paying agent to collect principal and interest payments at maturity. Principal, premium, if any, and interest on certificated notes will be payable at the office of the paying agent maintained for such purpose or, at our option, payment of principal, premium, if any, and interest may be made by check mailed to a holder's registered address.

        If any interest payment date, redemption date or maturity date would otherwise be a day that is not a business day, the related payment of principal, premium, if any, and interest will be made on the next succeeding business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding business day. As used in this prospectus supplement, the term "business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York City.

        The notes may be presented for registration of transfer or exchange at the office of the registrar for the notes or at any other office or agency maintained by us or the registrar for such purpose. Initially, the trustee will act as registrar for the notes. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. We are not required to transfer or exchange any note selected for redemption or for a period of 15 days before a selection of notes to be redeemed.

        The registered holder of a note will be treated as the owner of it for all purposes.

Optional Redemption

        The notes may be redeemed, at our option, in whole or in part, at any time, or from time to time, prior to the date that is three months prior to their maturity date, at a redemption price equal to the greater of:

  •
  100% of the principal amount of the notes to be redeemed; and

  •
  the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 30 basis points and accrued interest to, but excluding, the date of redemption.

        If the notes are redeemed on or after the date that is three months prior to their maturity date, the notes will be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.

        For purposes of determining the optional redemption price, the following definitions are applicable:

        "Treasury Rate" means, with respect to any redemption date for the notes,

  •
  the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date of the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issuer will be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month); or

  •
  if the release referred to in the previous bullet (or any successor release) is not published during the week preceding the calculation date or does not contain the yields referred to above, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

        The Treasury Rate will be calculated on the third business day preceding the redemption date.

        "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of the notes.

        "Comparable Treasury Price" means, with respect to any redemption date:

  •
  the average of the Reference Treasury Dealer Quotations obtained by the trustee for such redemption date, after excluding the highest and lowest of four such Reference Treasury Dealer Quotations; or

  •
  if the trustee is unable to obtain at least four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained by the trustee.

        "Independent Investment Banker" means KeyBanc Capital Markets Inc. (and its successors) or, if such firm is unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the trustee and reasonably acceptable to us.

        "Reference Treasury Dealer" means J.P. Morgan Securities LLC and its successors, and three other primary U.S. government securities dealers in New York City selected by the Independent Investment Banker (each, a "Primary Treasury Dealer"); provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we shall substitute therefore another Primary Treasury Dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date for the notes, an average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue for the notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

        On or after the redemption date, interest will cease to accrue on the notes or any portion thereof called for redemption (unless we default in the payment of the redemption price and accrued interest). Holders of notes to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days before the date fixed for redemption. If fewer than all of the notes are to be redeemed, the trustee will select the particular notes or portions thereof for redemption from the outstanding notes not previously called in such other manner as the trustee deems fair and appropriate.

        Except as set forth above, the notes will not be redeemable by us prior to maturity and will not be entitled to the benefit of any sinking fund.

Offer to Repurchase Upon a Change of Control Repurchase Event

        If a Change of Control Repurchase Event (defined below) occurs with respect to the notes, unless we have otherwise exercised our right to redeem the notes, we will make an offer to each holder of notes to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder's notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased to the date of purchase. Within 30 days following any Change of Control Repurchase Event, we will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control Repurchase Event and offering to repurchase the notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

        On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

  •
  accept for payment all notes or portions of notes properly tendered pursuant to our offer;

  •
  deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

  •
  deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers' certificate stating the aggregate principal amount of notes being purchased by us.

        The paying agent will promptly mail to each holder of notes properly tendered the purchase price for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in the principal amount to any unpurchased portion of the notes surrendered, if any; provided, that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

        Except as described above with respect to a Change of Control Repurchase Event, the indenture does not contain provisions that permit you to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and such third party purchases all notes properly tendered and not withdrawn under its offer.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our or Cintas' properties or assets. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under New York law, which governs the indenture. Accordingly, the ability of a holder of notes to require us to repurchase any notes as a result of a sale, lease, transfer, conveyance, or other disposition of less than all of our or Cintas' properties or assets may be uncertain.

        For purposes of the notes, the following definitions are applicable:

        "Below Investment Grade Rating Event" means the notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

        "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) in the equity interests of such Person, including without limitation, (i) with respect to a corporation, common stock, preferred stock and any other capital stock, (ii) with respect to a partnership, partnership interests (whether general or limited), and (iii) with respect to a limited liability company, limited liability company interests.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of Cintas No. 2's and its subsidiaries' properties or assets taken as a whole or all or substantially all of Cintas' and its subsidiaries properties or assets taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than to Cintas, Cintas No. 2 or a subsidiary guarantor, as the case may be;

  (2)
  the adoption of a plan relating to the liquidation or dissolution of Cintas No. 2 or Cintas;

  (3)
  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than Cintas No. 2 or a subsidiary guarantor, as the case may be, becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of Cintas No. 2 or Cintas (for purposes of this clause (3), a Person shall be deemed to beneficially own the Voting Stock of a corporation that is beneficially owned (as defined above) by another corporation (a "parent corporation") if such Person beneficially owns (as defined above) at least 50% of the aggregate voting power of all classes of Voting Stock of such parent corporation); or

  (4)
  the first day on which a majority of the members of the board of directors of Cintas are not Continuing Directors;

provided, that in connection with (a) the direct or indirect sale, transfer, conveyance or other disposition described in clause (1) above to Cintas, Cintas No. 2 or a subsidiary guarantor or (b) the consummation of any transaction described in clause (3) above with Cintas No. 2 or a subsidiary guarantor, all references in clauses (1) and (3) above to "Cintas No. 2" and "Cintas," as applicable, shall henceforth be deemed to refer to the entity that acquires such properties or assets or the surviving entity of such merger or consolidation, as applicable.

        "Change of Control Repurchase Event" means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

        "Continuing Director" means, as of any date of determination, any member of the Cintas board of directors who:

  (1)
  was a member of the Cintas board of directors on the first date that any of the notes were issued; or

  (2)
  was nominated for election or elected to the Cintas board of directors with the approval of a majority of the directors in office at the time of such nomination or election (a) who were either members of the Cintas board of directors on the first date that any of the notes were issued or (b) whose nomination or election was so previously approved.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P.

        "Moody's" means Moody's Investors Service, Inc.

        "Person" means any individual, corporation, partnership, association, joint venture, trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "Rating Agency" means each of S&P and Moody's, or if S&P or Moody's or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by us (as certified by a resolution of our board of directors) which shall be substituted for S&P or Moody's, or both, as the case may be.

        "S&P" means Standard & Poor's Financial Services, LLC, a subsidiary of The McGraw Hill Companies, Inc., and its successors.

        "Voting Stock" means, with respect to any Person, the Capital Stock of such Person that is at the time entitled to vote generally in the election of the board of directors (or the equivalent) of such Person.

Further Issuances

        We may from time to time, without the consent of existing holders, create and issue further notes of the series of notes being offered by this prospectus supplement, and such newly issued notes shall have the same interest rate, maturity and other terms as the notes. Additional notes issued in this manner will be consolidated with and will form a single series with the previously outstanding notes.

Ranking

        The notes will be senior unsecured debt of ours and will rank equally with all other existing and future senior unsecured debt of ours. The notes will effectively rank junior to any secured debt of ours, Cintas or any of the subsidiary guarantors to the extent of the assets securing such debt and to all debt and other liabilities of any subsidiary of Cintas other than the subsidiary guarantors. The guarantees are senior unsecured joint and several obligations of Cintas and each subsidiary guarantor and will rank equally with all other senior unsecured obligations of Cintas and each such guarantor.

        At February 29, 2012, Cintas Corporation had no secured debt or senior unsecured debt. At February 29, 2012, Cintas No. 2, the subsidiary guarantors and Cintas' other subsidiaries had $7.5 million, zero and zero, respectively, of secured debt and $1,275.0 million, zero and $2.4 million, respectively, of senior unsecured debt. See also Note 5 to the audited consolidated financial statements of Cintas incorporated by reference into this prospectus supplement.

Guarantees

        Cintas and the subsidiary guarantors fully and unconditionally guarantee, jointly and severally, on a senior unsecured basis, to each holder and the trustee, the full and prompt performance of our obligations under the indenture and the notes, including the payment of principal of and premium, if any, and interest on the notes. The subsidiary guarantors consist of all of the direct and indirect wholly-owned subsidiaries of Cintas that are guarantors of our revolving credit facility organized in any jurisdiction in the United States, which we refer to as domestic subsidiaries, subject to release as described below.

        Each subsidiary guarantee will be limited to an amount not to exceed the maximum amount that may be guaranteed by the applicable subsidiary guarantor without rendering that guarantee, as it relates to that subsidiary guarantor, voidable under applicable laws relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

        We and Cintas have agreed in the indenture to cause (i) any future domestic Significant Subsidiary, at the time it becomes a direct or indirect wholly-owned subsidiary of Cintas, and (ii) any present or future subsidiary of Cintas, that is not otherwise a subsidiary guarantor of the notes, that becomes a guarantor under any credit agreement, in each case, to become a subsidiary guarantor under the indenture with respect to the notes.

        Upon the sale or disposition (by merger or otherwise) of any subsidiary guarantor by Cintas or by any subsidiary of Cintas to any person that is not an affiliate of Cintas, such subsidiary guarantor will automatically be released from all obligations under its guarantee; provided, that such release shall occur if and only to the extent that all obligations of such subsidiary guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, indebtedness of us, Cintas or any subsidiary of Cintas also terminate upon such sale or disposition. In addition, at any time, upon our request and without the consent of the holders of the notes, any subsidiary guarantor (other than a Significant Subsidiary) may be released from all obligations under its guarantee; provided, that such release shall occur if and only to the extent that all obligations of such subsidiary guarantor under all of its guarantees of the indebtedness of us, Cintas or any other subsidiary of Cintas also terminate at the time of such release. If, upon the sale of all or substantially all of the assets of a subsidiary guarantor, or otherwise, such subsidiary guarantor is no longer a Significant Subsidiary, the guarantee of such subsidiary guarantor may be released subject to the conditions set forth in the immediately preceding sentence.

Certain Covenants

        Except as set forth herein, neither we, Cintas or any other subsidiary of Cintas are restricted by the indenture from incurring any type of indebtedness or other obligation, from selling all or substantially all of the assets of a subsidiary, from paying dividends or making distributions on our or their capital stock or purchasing or redeeming our or their capital stock.

  Limitations on Liens

        The indenture provides that we and the guarantors will not, and will not permit any Subsidiary to, create, assume, incur or suffer to exist any Lien other than Permitted Liens, the exempted Liens and sale-leaseback transactions described below upon any Principal Property or upon any shares of Capital Stock or Debt of any Subsidiary owning or leasing any Principal Property, whether owned or leased on the date of the indenture or thereafter acquired, to secure any Debt incurred or guaranteed by us, the guarantors or any Subsidiary (other than the notes), without in any such case making effective provision whereby all of the notes outstanding (together with, if we so determine, any other Debt or guarantee thereof by us or the guarantors ranking equally with the notes) shall be secured equally and ratably with, or prior to, such Debt so long as such Debt shall be so secured.

  Restriction on Sale-Leasebacks

        The indenture provides that, except as described below under "—Exempted Liens and Sale-Leaseback Transactions," we and the guarantors will not, and will not permit any Subsidiary to, engage in the sale or transfer by us, the guarantors or any Subsidiary of any Principal Property to a person (other than Cintas or a Subsidiary) and the taking back by Cintas or any Subsidiary, as the case may be, of a lease of such Principal Property, unless:

  (1)
  such sale-leaseback transaction involves a lease for a period, including renewals, of not more than three years; or

  (2)
  we, the guarantors or such Subsidiary, within a one-year period after such sale-leaseback transaction, apply or cause to be applied an amount not less than the net proceeds from such sale-leaseback transaction to the prepayment, repayment, redemption, reduction or retirement (other than pursuant to any mandatory sinking fund, redemption or prepayment provision) of Funded Debt.

  Exempted Liens and Sale-Leaseback Transactions

        Notwithstanding the foregoing restrictions on Liens and sale-leaseback transactions, the indenture provides that we and the guarantors may, and may permit any Subsidiary to, create, assume, incur, or suffer to exist any Lien other than a Permitted Lien upon any Principal Property or upon any shares of

Capital Stock or Debt of any Subsidiary owning or leasing any Principal Property to secure Debt incurred or guaranteed by Cintas or any Subsidiary (other than the notes) or effect any sale-leaseback transaction of a Principal Property that is not excepted by clauses (1) or (2) of the paragraph under "—Restriction On Sale-Leasebacks" above without equally and ratably securing the notes provided that, after giving effect thereto, the aggregate principal amount of outstanding Debt (other than the notes) secured by Liens other than Permitted Liens upon Principal Property and/or upon such shares of Capital Stock or Debt plus the Attributable Debt from sale-leaseback transactions of Principal Property not so excepted, do not exceed 15% of Consolidated Net Worth.

  Certain Definitions

        Certain terms used in this section "Description of the Notes" and not previously defined are defined in the indenture as follows:

        "Attributable Debt" means, as to any particular lease at any date as of which the amount thereof is to be determined, the total net amount of rent (discounted from the respective due dates thereof at the rate per annum set forth or implicit in the terms of such lease, compounded semiannually) required to be paid by the lessee under such lease during the remaining term thereof. The net amount of rent required to be paid under any such lease for any such period shall be the total scheduled amount of the rent payable by the lessee with respect to such period, but may exclude amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated).

        "Consolidated Net Worth" means at any time the consolidated stockholders' equity of Cintas and its Subsidiaries calculated on a consolidated basis as of such time.

        "Debt" means indebtedness for borrowed money.

        "Funded Debt" means Debt having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the obligor.

        "GAAP" with respect to any computation required or permitted under the indenture means generally accepted accounting principles in the United States of America at the date or time of such computation.

        "Lien" means and includes any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

        "Permitted Liens" means:

  (1)
  Liens for taxes, assessments or governmental charges or levies on property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP.

  (2)
  Liens imposed by law, such as landlord's, carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business that secure payment of obligations not more than 60 days past due or that are being contested in good faith by appropriate proceedings, and for which adequate reserves have been set aside in accordance with GAAP.

  (3)
  Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation (other than Liens in favor of the Pension Benefit Guaranty Corporation) or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases or subleases to which we, Cintas or any other subsidiary of Cintas is a party, or deposits to secure public or statutory obligations of us, Cintas or any other subsidiary of Cintas or deposits of cash or United States government bonds to secure surety or appeal bonds to which we, Cintas or any other subsidiary of Cintas is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business.

  (4)
  Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and that do not in any material way affect the marketability of the same or interfere with the use thereof in the business of Cintas or its subsidiaries.

  (5)
  Liens existing on the date hereof, provided that no increase in the principal amount secured thereby is permitted.

  (6)
  Liens on property or assets of any Person existing at the time such Person becomes a subsidiary or is merged with or into or consolidated with us, Cintas or any other subsidiary of Cintas, or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to us, Cintas or any other subsidiary of Cintas or arising thereafter pursuant to contractual commitments entered into prior to and not in contemplation of such Person becoming a Subsidiary and not in contemplation of any such merger or consolidation or any such sale, lease or other disposition; provided that such Liens shall not extend to our property or assets or any other property or assets of Cintas or any other subsidiary of Cintas.

  (7)
  Liens on our property or assets or any other property or assets of Cintas or any other subsidiary of Cintas existing at the time of acquisition thereof (including acquisitions through merger or consolidation); provided that such Liens were in existence prior to and were not created in contemplation of such acquisition and shall not extend to our property or assets or any other property or assets of Cintas or any other subsidiary of Cintas.

  (8)
  Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing clauses; provided, however, that the principal amount of Debt so secured thereby shall not exceed the principal amount of Debt so secured prior to such extension, renewal or replacement and that such extension, renewal or replacement Lien shall be limited to all or a part of the assets that secured the Lien so extended, renewed or replaced (plus improvements and construction on such real property).

        "Principal Property" means, whether owned or leased on the date of the indenture or thereafter acquired, each manufacturing or processing plant or facility of ours, any guarantor or any of their respective subsidiaries located in the United States of America.

        "Significant Subsidiary" means at any date of determination, any Subsidiary of Cintas that, together with its Subsidiaries, (i) for Cintas' most recent fiscal quarter, accounted for more than 15% of the consolidated revenues of Cintas and its subsidiaries or (ii) as of the end of such fiscal quarter, was the owner of more than 25% of the consolidated assets of Cintas.

        "Significant Subsidiary Guarantor" means any subsidiary guarantor that is a Significant Subsidiary.

        "Subsidiary" means any corporation, limited liability company or other business entity of which more than 50% of the total voting power of the equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof or any partnership of which more than 50% of the partnership interests (considering all general and limited partnership interests as a single class) is, in each case, at the time owned or controlled, directly or indirectly, by Cintas, one or more of the Subsidiaries of Cintas, or combination thereof.

Merger, Consolidation or Sale of Assets

        The indenture provides that Cintas may not, and will not permit any Subsidiary, including us, to consolidate with or merge with or into, or sell, lease, convey all or substantially all of its assets to, another Person unless:

  (1)
  in the case of Cintas or Cintas No. 2, the resulting, surviving or transferee Person is either Cintas, or, as the case may be, Cintas No. 2, or is a corporation organized and existing under the laws of the United States, any state or the District of Columbia and assumes by supplemental indenture all of Cintas' or our obligations, as the case may be, under the indenture and the guarantee or the notes, as the case may be;

  (2)
  in the case of a Significant Subsidiary Guarantor, the resulting, surviving or transferee Person is Cintas, Cintas No. 2 or another subsidiary guarantor, or, subject to satisfaction of the conditions to release described under "—Guarantees" above, any other Person and assumes by supplemental indenture all of such Significant Subsidiary Guarantor's obligations under the indenture and the guarantee of the notes;

  (3)
  in the case of a Subsidiary other than a Significant Subsidiary Guarantor, in any such transaction involving Cintas, Cintas No. 2 or a subsidiary guarantor, Cintas, Cintas No. 2 or the subsidiary guarantor, as the case may be, is the resulting surviving or transferee Person;

  (4)
  immediately after giving effect to the transaction, no Event of Default, or event that with notice or lapse of time, or both, would be an Event of Default, has occurred and is continuing;

  (5)
  the guarantees shall remain in full force and effect (subject to release in accordance with the conditions described under "—Guarantees" above); and

  (6)
  an officers' certificate and legal opinion covering these conditions shall be delivered to the trustee.

        The successor will be substituted, if applicable, for the applicable party to the indenture with the same effect as if it had been an original party to the indenture. Thereafter, the successor may exercise the rights and powers of such party under the indenture.

Events of Default

        Each of the following will be an Event of Default under the indenture with respect to the notes:

  (1)
  default in any payment of interest on any note when due, continued for 30 days;

  (2)
  default in the payment of principal of or premium, if any, on any note when due at its stated maturity, upon optional redemption, upon declaration or otherwise;

  (3)
  failure by us or any guarantor to comply for 60 days after notice with the other agreements contained in the indenture or the notes;

  (4)
  any guarantee in respect of the notes by Cintas or a Significant Subsidiary Guarantor shall for any reason cease to be, or be asserted in writing by any guarantor thereof or us not to be, in full force and effect, and enforceable in accordance with its terms (other than by reason of the termination of the indenture or the release of any such guarantee in accordance with the terms of the indenture); provided, however, that if we or any guarantor asserts in writing that any such guarantee is not in full force and effect and enforceable in accordance with its terms, such assertion shall not constitute an Event of Default for purposes of this paragraph if (i) such written assertion is accompanied by an opinion of counsel to the effect that, as a matter of law, the defect or defects rendering such guarantee unenforceable can be remedied within 10 days of the date of such assertion, (ii) we or such guarantor delivers an officers' certificate to the effect that we or such guarantor represents that such defect or defects shall be so remedied within such 10-day period, and (iii) such defect or defects are in fact so remedied within such 10-day period; provided, that any reduction in the maximum amount of any such guarantee as a result of fraudulent conveyance or similar law shall not be deemed an Event of Default; and

  (5)
  certain events of bankruptcy, insolvency or reorganization of us, Cintas or any Significant Subsidiary Guarantor.

However, a default under clause (3) of this paragraph will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the outstanding notes notify us and the guarantors, by registered or certified mail, of the default and such default is not cured within the time specified in clause (3) of this paragraph after receipt of such notice.

        If an Event of Default (other than an Event of Default described in clause (5) above) occurs and is continuing, the trustee by written notice to us or the holders of at least 25% in principal amount of the outstanding notes by written notice to us and the trustee, may, and the trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. If an Event of Default described in clause (5) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders. The holders of a majority in aggregate principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest and certain other defaults which require the consent of each noteholder affected) and rescind any such acceleration with respect to the notes and its consequences so long as a judgment or decree for payment of the money due has not been obtained by the trustee and all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

        Subject to the provisions of the indenture relating to the duties of the trustee, if an Event of Default occurs and is continuing with respect to the notes, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

  •
  such holder has previously given the trustee notice that an Event of Default is continuing;

  •
  holders of not less than 25% in principal amount of the outstanding notes have requested the trustee in writing to pursue the remedy;

  •
  such holders have offered the trustee reasonable security or indemnity against any cost, liability or expense;

  •
  the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

  •
  the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that is inconsistent with such written request within such 60-day period.

        Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        The holders of any note, however, will have an absolute right to receive payment of the principal of, and premium, if any, and interest on, such note as expressed therein and to institute suit for the enforcement of such payment.

        The indenture provides that if a default occurs and is continuing with respect to the notes and is known to the trustee, the trustee must mail to each holder of notes notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of, premium, if any, or interest on any note, the trustee may withhold notice if the trustee determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a statement indicating whether the signers thereof know of any default that occurred during the previous year.

Modification, Amendments and Waivers

        Modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of a majority in principal amount of the notes (including the notes) then outstanding under the indenture (including consents obtained in connection with a tender offer or exchange offer for the notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

  •
  reduce the amount of notes whose holders must consent to an amendment;

  •
  reduce the stated rate of or extend the stated time for payment of interest on any note;

  •
  reduce the principal of or change the stated maturity of any note;

  •
  reduce the amount payable upon the redemption of any note or change the time at which any note may be redeemed;

  •
  make any note payable in money other than that stated in the note;

  •
  modify or affect in any manner adverse to holders the terms and conditions of the obligations of the guarantors in respect of the due and punctual payment of principal of, or premium, if any, or interest on the notes;

  •
  impair the right of any holder or to institute suit for the enforcement of any payment on or with respect to such holder's notes; or

  •
  make any change in the amendment provisions that require each holder's consent or in the waiver provisions.

        The holders of a majority in aggregate principal amount of the outstanding notes, on behalf of all holders of notes, may waive compliance by the guarantors or us with certain restrictive provisions of the indenture. The holders of a majority in aggregate principal amount of the notes, on behalf of all holders of notes, may waive any past default under the indenture (including any such waiver obtained in connection with a tender offer or exchange offer for the notes), except a default in the payment of principal, premium or interest or a default in respect of a provision that under the indenture that cannot be modified or amended without the consent of the holder of each note that is affected.

        Without the consent of any holder, the trustee and we may amend the indenture to among other things:

  •
  cure any ambiguity, omission, defect or inconsistency or to make any other provisions with respect to matters or questions arising under the indenture that will not adversely affect the interests of the holders of any notes in any material respect;

  •
  provide for the assumption by a successor of our or a guarantor's obligations under the indenture;

  •
  provide for a successor trustee with respect to the notes;

  •
  add additional guarantees with respect to the notes;

  •
  add any additional Events of Default;

  •
  secure the notes;

  •
  add to the covenants of the guarantors or us for the benefit of the holders or surrender any right or power conferred upon the guarantors or us;

  •
  make any change that does not adversely affect the rights of any holder; or

  •
  comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

        The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect therein, will not impair or affect the validity of the amendment.

Discharge, Defeasance and Covenant Defeasance

        We may discharge certain obligations to holders of the notes that have not already been delivered to the trustee for cancellation and that either have become due and payable or will be come due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee, in trust, funds in an amount sufficient to pay the entire indebtedness of the notes in respect of principal and interest to the date of such deposit (if such notes have become due and payable) or to the stated maturity or redemption date, as the case may be.

        The indenture provides that we may elect either (i) to defease and discharge ourselves and the guarantors from any and all obligations with respect to the notes (except for the obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes, to compensate and reimburse the trustee, to maintain an office or agency in respect of the notes and to hold moneys for payment in trust) ("defeasance") or (ii) to release ourselves and the guarantors from the obligations with respect to the notes under the provisions of the indenture described under "—Certain Covenants—Limitations on Liens" and "—Certain Covenants—Restriction on Sale-Leasebacks," and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to the notes ("covenant defeasance"), in either case upon the irrevocable deposit by us or the guarantors with the trustee, in trust, of cash or U.S. Government Obligations (as defined below), or both, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and premium, if any, and interest on the notes on the schedule due dates thereof.

        Such a trust may only be established if, among other things, we have delivered to the trustee a legal opinion to the effect that the holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such legal opinion, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax laws occurring after the date of the issuance of the notes.

        "Government Obligations" means securities which are (i) direct obligations of the United States of America or the other government or governments in the confederation which issued the foreign currency in which the principal of or any premium or interest on such security or any additional amounts in respect thereof shall be payable, in each case where the payment or payments thereunder are supported by the full faith and credit of such government or governments or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such other government or governments, in each case where the timely payment or payments thereunder are unconditionally guaranteed as a full faith and credit obligation by the United States of America, or such other government or governments, and which, in the case of (i) or (ii), are not callable or redeemable at the option of the issuer or issuers thereof, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or other amount with respect to any such Government Obligation held by such custodian for the account of the holder of a depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of or other amount with respect to the Government Obligation evidenced by such depositary receipt.

Concerning the Trustee

        U.S. Bank National Association, as successor trustee to Wachovia Bank, National Association, is the trustee under the indenture, and we have also appointed U.S. Bank as registrar and paying agent with regard to the notes. U.S. Bank National Association also serves as the trustee with respect to our 2.85% senior notes due 2016, our 6.125% senior notes due 2017, our 4.3% senior notes due 2021 and our 6.15% senior notes due 2036.

Governing Law

        The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry Settlement Procedures and Form

  The Global Notes

        The notes will be issued in the form of one or more registered notes in global form, without interest coupons (the "global notes").

        Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. Upon deposit of each global note with DTC's custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants. Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, or DTC participants, including Euroclear and Clearstream, or persons who hold interests through DTC participants.

        DTC has advised us that it is:

  •
  a limited-purpose trust company organized under the New York Banking Law;

  •
  a "banking organization" within the meaning of the New York Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered under Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic computerized book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

        We expect that pursuant to procedures established by DTC, upon the deposit of the global notes with DTC, DTC will credit on its book entry registration and transfer system the principal amount of notes represented by such global notes to the accounts of participants. Ownership of beneficial interests in the global notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global notes will be shown on and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the global note other than participants). All interests in a global note deposited with DTC are subject to the procedures and requirements of DTC.

        So long as DTC's nominee is the registered holder of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

  •
  will not be entitled to have notes represented by the global note registered in their names;

  •
  will not receive or be entitled to receive physical, certificated notes; and

  •
  will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

        As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

        Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the trustee to DTC's nominee as the registered holder of the global note. Neither we, the guarantors nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

        Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC. Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds.

        DTC has agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, DTC is not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither the guarantors, the trustee nor we will have any responsibility for the performance by DTC or its participants or indirect participants of their obligations under the rules and procedures governing their operations.

        We expect that DTC (or its nominee), upon receipt of any payment of principal of, premium, if any, or interest on the global notes will credit the accounts of their relevant participants or account holders, as applicable, with payments in amounts proportionate to their respective beneficial interests in the principal amount of the applicable global note as shown on the records of DTC (or its nominee). We also expect that payments by participants or indirect participants or account holders, as applicable, to owners of beneficial interests in the global notes held through such participants or indirect participants or account holders will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants or account holders, as applicable. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global notes for any note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants, or the relationship between such participants or indirect participants, and the owners of beneficial interests in the global notes owning through such participants.

        All amounts payable under the notes will be payable in U.S. dollars, except as may otherwise be agreed between any applicable securities clearing system and any holders. Payments will be subject in all cases to any fiscal or other laws and regulations (including any regulations of any applicable securities clearing system) applicable thereto. None of the trustee, us, a guarantor or any of their respective agents shall be liable to any holder of a global note or other person for any commissions, costs, losses or expenses in relation to or resulting from any currency conversion or rounding effected in connection therewith. Investors may be subject to foreign exchange risks that may have important economic and tax consequences to them.

Certificated Notes

        Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

  •
  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

  •
  DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

  •
  we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

  •
  an Event of Default as provided in the indenture with respect to the notes should occur and be continuing.

 MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion sets forth a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes. This summary is based on the existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated or proposed under the Code, judicial decisions and administrative rulings and practice, all as currently in effect and all of which are subject to differing interpretations and subject to change, possibly with retroactive effect, that could affect the U.S. federal income tax considerations described below.

        This summary does not address all of the potential U.S. federal income tax considerations that may be relevant to a particular investor's circumstances, and does not discuss any aspect of U.S. federal tax law other than income taxation, excluding for example the U.S. federal gift tax and estate tax, and does not discuss any state or local tax considerations. This discussion is applicable only to initial beneficial owners of notes who purchase notes at their "issue price," as defined in Section 1273 of the Code, and will hold their notes as "capital assets," within the meaning of Section 1221 of the Code (generally, property held for investment), and does not discuss the tax consequences applicable to subsequent purchasers of the notes. Furthermore, this summary does not address the tax consequences applicable to particular holders in light of their circumstances, including but not limited to:

  •
  holders subject to the alternative minimum tax;

  •
  banks, thrifts, or other financial institutions;

  •
  insurance companies;

  •
  tax-exempt organizations;

  •
  persons holding the notes as a position in a hedging or constructive sale transaction, "straddle," "conversion" or other integrated transaction for U.S. federal income tax purposes;

  •
  partnerships or other pass-through entities;

  •
  certain former citizens or residents of the United States;

  •
  pension funds;

  •
  real estate investment trusts;

  •
  dealers in securities or currencies or traders in securities that elect to use a mark to market method of accounting for their securities holdings;

  •
  U.S. holders (as defined below) whose "functional currency" is not the U.S. dollar; and

  •
  foreign corporations subject to special rules under the Code, such as "controlled foreign corporations," "passive foreign investment companies" and "foreign personal holding companies."

        In addition, this discussion may not apply to the purchase, ownership or disposition of any notes issued under any "reopening" of a series of notes offered hereby and does not discuss any reporting requirements of or other consequences under the Treasury Regulations relating to certain tax shelter transactions. We have not sought, and will not seek, any rulings from the Internal Revenue Service, IRS, with respect to any matter discussed herein. The IRS may not agree with the statements made, and conclusions reached, in this discussion and may successfully assert a contrary position.

        THE DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR PERSON. ALL PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX

ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES BASED ON THEIR PARTICULAR CIRCUMSTANCES.

        As used in this summary, the term "U.S. Holder" means a beneficial owner of a note that, for U.S. federal income tax purposes, is:

  •
  an individual citizen or resident of the United States;

  •
  a corporation or other entity taxable as a corporation that is organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, if (i) a U.S. court has authority to exercise primary supervision over the trust's administration and one or more "United States persons," as defined in Section 7701(a)(30) of the Code, are authorized to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a "United States person."

        The term "Non-U.S. Holder" means any beneficial owner of a note that is not a U.S. Holder.

U.S. Federal Income Taxation of U.S. Holders

        This discussion is a summary of the U.S. federal income tax consequences that will apply to U.S. Holders. Certain U.S. federal income tax consequences applicable to Non-U.S. Holders are described under the heading "U.S. Federal Taxation of Non-U.S. Holders," below.

  Stated Interest

        Stated interest on the notes generally will be treated as "qualified stated interest" for U.S. federal income tax purposes and will be taxable to a U.S. Holder as ordinary interest income at the time it is paid or accrued in accordance with such holder's regular method of accounting for U.S. federal income tax purposes.

  Change in Control Premium and Additional Premium on Optional Redemptions

        In certain circumstances, we may be obligated to pay a change of control premium on the notes (as described above under "Description of the Notes—Offer to Repurchase Upon a Change of Control Repurchase Event"). In addition, we may redeem the notes in whole or in part for a price that is the greater of, prior to March 1, 2022, 100% of the principal amount of the notes to be redeemed and the applicable premium (as described under "Description of the Notes—Optional Redemption" above). These events may implicate the provisions of Treasury regulations relating to "contingent payment debt instruments". We intend to take the position that the contingency of such events will occur is "remote" or "incidental" (within the meaning of applicable Treasury regulations) and therefore that the notes are not subject to the rules governing contingent payment debt instruments. If our position were found to be incorrect and the notes were deemed to be contingent payment debt instruments, a U.S. Holder might, among other things, be required to treat all or a portion of any gain recognized on the sale or other disposition of a note as ordinary income rather than capital gain and might be required to report the change of control premium or applicable premium, as the case may be, as ordinary income when it accrues or becomes fixed, even if such U.S. Holder is a cash method taxpayer. U.S. Holders should consult their tax advisors to discuss the treatment of such amounts for U.S. federal income tax purposes.

  Sale, Exchange, Redemption or other Taxable Disposition of Notes

        Upon the sale, exchange, redemption or other taxable disposition of a note, a U.S. Holder generally will recognize taxable gain or loss. The amount of such gain or loss generally will be measured by the difference, if any, between the amount realized on such disposition, except to the extent any amount realized is attributable to accrued but unpaid interest, which portion will be treated as ordinary interest income, and such holder's adjusted tax basis in the sold, exchanged, redeemed or disposed notes.

        A U.S. Holder's adjusted tax basis in a note generally will equal such holder's initial investment in such note, decreased by the amount of any principal payments and other payments on the note that are not deemed to be qualified stated interest payments received by such holder.

        Gain or loss recognized on the disposition of a note generally will be capital gain or loss and, if the holder held the disposed note for more than one year at the time of disposition, long-term capital gain or loss. Subject to certain exceptions, holders cannot use capital losses to offset their ordinary income. To the extent that the amount realized is attributable to accrued but unpaid interest, such amount will be taxable as interest, as described under the heading "U.S. Federal Income Taxation of U.S. Holders—Stated Interest," above.

  Recent Legislation

        For taxable years beginning after December 31, 2012, certain U.S. Holders, including individuals, estates and trusts, will be subject to an additional 3.8% Medicare tax on unearned income. For individuals, the additional Medicare tax applies to the lesser of (i) "net investment income" or (ii) the excess of "modified adjusted gross income" over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). A U.S. Holder's net investment income will generally include its interest, dividends and capital gains, unless such interest, dividends or capital gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare Tax to your income and gains in respect of your investment in the notes.

U.S. Federal Taxation of Non-U.S. Holders

        The following is a summary of certain U.S. federal income and withholding tax consequences generally applicable to Non-U.S. Holders. Non-U.S. Holders are encouraged to consult their own tax advisors concerning the relevant U.S. federal, state and local and any non-U.S. tax consequences that may be relevant to their particular situations.

  Interest

        Payments of principal and interest on the notes to a Non-U.S. Holder generally will be exempt from U.S. federal income and withholding tax, provided that:

  •
  such payments are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States or, if a tax treaty applies, are not attributable to a permanent establishment or a fixed base maintained by the Non-U.S. Holder within the United States;

  •
  the Non-U.S. Holder does not own, actually or constructively under applicable attribution rules, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

  •
  the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership or a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

  •
  the Non-U.S. Holder provides its name and address and certifies, under penalty of perjury, on a properly executed and delivered IRS Form W-8BEN or other form, if applicable, that such holder is not a United States person for U.S. federal income tax purposes.

        The certification described in the last bullet point above may be provided by a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business. This certification may also be provided by a qualified intermediary on behalf of one or more beneficial owners or other intermediaries, provided that such qualified intermediary has entered into a withholding agreement with the IRS and other conditions are satisfied.

        A Non-U.S. Holder that is not exempt from tax under these rules generally will be subject to U.S. federal withholding tax at a gross rate of 30%, or such lower rate as provided in any applicable income tax treaty, unless the interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and the Non-U.S. Holder so certifies under penalty of perjury on a properly executed and delivered IRS Form W-8ECI or other applicable form. In such case, interest will be subject to U.S. federal income tax based on such Non-U.S. Holder's net effectively connected income generally in a similar manner as if it were received by a U.S. Holder. Corporate Non-U.S. Holders receiving interest income that is effectively connected with the conduct of a trade or business within the United States may also be subject to an additional "branch profits" tax at a 30% rate or a lower rate if specified by an applicable income tax treaty.

        Non-U.S. Holders should consult applicable income tax treaties, which may provide reduced rates of, or an exemption from, U.S. federal income or withholding tax and branch profits tax. Non-U.S. Holders will be required to satisfy certification requirements in order to claim a reduction of, or exemption from, withholding tax pursuant to any applicable income tax treaties. A Non-U.S. Holder may meet these requirements by providing an IRS Form W-8BEN or appropriate substitute to us or our agent, whereby the Non-U.S. Holder certifies under penalty of perjury that it is entitled to treaty benefits and provides such Non-U.S. Holder's U.S. taxpayer identification number.

  Sale, Exchange, Redemption or Other Taxable Disposition of Notes

        A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized upon the sale, exchange, redemption or other taxable disposition of a note unless:

  •
  the Non-U.S. Holder is an individual who is present in the United States for at least 183 days in the tax year of the sale or other disposition and certain other conditions exist; or

  •
  that gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder or, if required by an applicable tax treaty, is attributable to a permanent establishment or a fixed base maintained by the Non-U.S. Holder within the United States.

        A Non-U.S. Holder described in the first bullet point above will generally be subject to tax at a gross rate of 30% on the excess of all of such holder's U.S. source gains during the tax year over any U.S. source losses during such tax year, except as otherwise required by an applicable tax treaty. A Non-U.S. Holder described in the last bullet point above will generally be required to pay U.S. federal income tax on the net gain derived from the sale or other disposition, except as otherwise required by an applicable tax treaty. If such Non-U.S. Holder is a corporation, then it may also be subject to an additional "branch profits" tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. To the extent that the amount realized on any sale, exchange, redemption or other taxable disposition of notes is attributable to accrued but unpaid interest, such amount will be treated as described under the heading "U.S. Federal Taxation of Non-U.S. Holders—Interest," above.

  Legislation Involving Payments to Certain Foreign Entities

        On March 18, 2010, President Obama signed the Hiring Incentives to Restore Employment Act (the "HIRE Act") into law. The HIRE Act adds a new chapter 4 to the Code, which provides that, effective for payments made after December 31, 2013 (in the case of interest payments) and December 31, 2014 (in the case of proceeds from disposition or retirement), our paying agent (in its capacity as such) is required to deduct and withhold a tax equal to 30% of any payments made on our obligations to a foreign financial institution or non-financial foreign entity (including, in some cases, when such foreign institution or entity is acting as an intermediary), and requires any person having the control, receipt, custody, disposal, or payment of any gross proceeds of sale or other disposition of our obligations to deduct and withhold a tax equal to 30% of any such proceeds, unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), and (ii) in the case of a non-financial foreign entity, such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Under proposed regulations not yet in effect, payments with respect to obligations (such as the notes) outstanding as of December 31, 2012, would be grandfathered from the application of these HIRE Act rules. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on an investment in the notes.

Information Reporting and Backup Withholding

  U.S. Holders

        Certain non-exempt U.S. Holders will be subject to information reporting in respect of any payments that we may make or are made on our behalf on the notes and the proceeds of any sale or other disposition of the notes. In addition, such a U.S. Holder may be subject to backup withholding, currently at a rate of 28%, if the U.S. Holder fails to provide an accurate taxpayer identification number and other information, certified under penalty of perjury, or has been notified by the IRS of a failure to report all interest or dividends required to be shown on its U.S. federal income tax returns. Amounts withheld under the backup withholding rules are allowable as a refund or a credit against the U.S. Holder's federal income tax liability upon furnishing the required information on a timely basis to the IRS. U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules to their particular situations, the availability of an exemption, and the procedure for obtaining such an exemption, if applicable.

  Non-U.S. Holders

        We will, if required, report to Non-U.S. Holders and to the IRS the amount of any principal and interest paid on the notes and the amount of U.S. federal withholding tax, if any, deducted from those payments. Copies of these information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or is organized under the provisions of a specific treaty or other agreement.

        A Non-U.S. Holder generally will not be subject to backup withholding with respect to payments of interest with respect to which either the requisite certification that the Non-U.S. Holder is not a United States person for U.S. federal income tax purposes, as described above, has been received or an exemption has been otherwise established, provided that the payor does not have actual knowledge or reason to know that the Non-U.S. Holder is a United States person for U.S. federal income tax purposes. Information reporting and, depending on the circumstances, backup withholding will apply to the payment on the sale, exchange or other disposition of notes effected within the United States or effected outside the United States through certain U.S.-related financial intermediaries, unless the Non-U.S. Holder certifies, under penalty of perjury, as to its non-U.S. status, and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person, or the Non-U.S. Holder otherwise establishes an exemption.

        Backup withholding does not represent an additional income tax. Amounts withheld from payments to a Non-U.S. Holder under the backup withholding rules are allowable as a refund or a credit against that holder's U.S. federal income tax liability upon furnishing the required information on a timely basis to the IRS. Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules to their particular situations, the availability of an exemption, and the procedure for obtaining such an exemption, if applicable.

CERTAIN ERISA CONSIDERATIONS

        The following summary regarding certain aspects of the United States Employee Retirement Income Security Act of 1974, as amended, or "ERISA," and the Code is based on ERISA and the Code, judicial decisions and United States Department of Labor and IRS regulations and rulings that are in existence on the date of this prospectus supplement. This summary is general in nature and does not address every issue pertaining to ERISA that may be applicable to us, the notes or a particular investor. Accordingly, each prospective investor, including plan fiduciaries, should consult with his, her or its own advisors or counsel with respect to the advisability of an investment in the notes, and potentially adverse consequences of such investment, including, without limitation, certain ERISA-related issues that affect or may affect the investor with respect to this investment and the possible effects of changes in the applicable laws.

        ERISA and the Code impose certain requirements on employee benefit plans that are subject to Title I of ERISA and plans subject to Section 4975 of the Code (each such employee benefit plan or plan, a "Plan") and on those persons who are "fiduciaries" with respect to Plans. In considering an investment of the assets of a Plan subject to Title I of ERISA in the notes, a fiduciary must, among other things, discharge its duties solely in the interest of the participants of such Plan and their beneficiaries and for the exclusive purpose of providing benefits to such participants and beneficiaries and defraying reasonable expenses of administering the Plan. A fiduciary must act prudently and must diversify the investments of a Plan subject to Title I of ERISA so as to minimize the risk of large losses, as well as discharge its duties in accordance with the documents and instruments governing such Plan. In addition, ERISA generally requires fiduciaries to hold all assets of a Plan subject to Title I of ERISA in trust and to maintain the indicia of ownership of such assets within the jurisdiction of the district courts of the United States. A fiduciary of a Plan subject to Title I of ERISA should consider whether an investment in the notes satisfies these requirements.

        An investor who is considering acquiring the notes with the assets of a Plan must consider whether the acquisition and holding of the notes will constitute or result in a non-exempt prohibited transaction. Section 406(a) of ERISA and Sections 4975(c)(1)(A), (B), (C) and (D) of the Code prohibit certain transactions that involve a Plan and a "party in interest" as defined in Section 3(14) of ERISA or a "disqualified person" as defined in Section 4975(e)(2) of the Code with respect to such Plan. Examples of such prohibited transactions include, but are not limited to, sales or exchanges of property (such as the notes) or extensions of credit between a Plan and a party in interest or disqualified person. Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code generally prohibit a fiduciary with respect to a Plan from dealing with the assets of the Plan for its own benefit (for example when a fiduciary of a Plan uses its position to cause the Plan to make investments in connection with which the fiduciary (or a party related to the fiduciary) receives a fee or other consideration).

        ERISA and the Code contain certain exemptions from the prohibited transactions described above, and the Department of Labor has issued several exemptions, although certain exemptions do not provide relief from the prohibitions on self-dealing contained in Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code. Exemptions include Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code pertaining to certain transactions with non-fiduciary service providers; Department of Labor Prohibited Transaction Class Exemption ("PTCE") 95-60, applicable to transactions involving insurance company general accounts; PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding investments effected by a qualified professional asset manager; and PTCE 96-23, regarding investments effected by an in-house asset manager. There can be no assurance that any of these exemptions will be available with respect to the acquisition of the notes, even if the specified conditions are met. Under Section 4975 of the Code, excise taxes or other liabilities may be imposed on disqualified persons who participate in non-exempt prohibited transactions (other than a fiduciary acting only as such).

        In addition, because the acquisition and holding of the notes may be deemed to involve an extension of credit or other transaction between a Plan and a party in interest or disqualified person, the notes may not be purchased or held by any Plan, or any person investing plan assets of any such Plan, if we or any of our affiliates (a) has investment or administrative discretion with respect to the assets of the Plan used to effect such purchase; (b) has the authority or responsibility to give, or regularly gives, investment advice with respect to such assets, for a fee and pursuant to an agreement or understanding that such advice (1) will serve as a primary basis for investment decisions with respect to such assets, and (2) will be based on the particular investment needs of such Plan; or (c) unless one of the above exemptions applies, is an employer maintaining or contributing to such Plan.

        As a general rule, a governmental plan, as defined in Section 3(32) of ERISA (a "Governmental Plan"), a church plan, as defined in Section 3(33) of ERISA, that has not made an election under Section 410(d) of the Code (a "Church Plan") and non-U.S. plans are not subject to the requirements of ERISA or Section 4975 of the Code. Accordingly, assets of such plans may be invested without regard to the fiduciary and prohibited transaction considerations described above. Although a Governmental Plan, a Church Plan or a non-U.S. plan is not subject to ERISA or Section 4975 of the Code, it may be subject to other United States federal, state or local laws or non-United States laws that regulate its investments (a "Similar Law"). A fiduciary of a Government Plan, a Church Plan or a non-U.S. plan should make its own determination as to the requirements, if any, under any Similar Law applicable to the acquisition of the notes.

        The notes may be acquired by a Plan, an entity whose underlying assets include "plan assets" by reason of investments in such entity by any Plans (a "Plan Asset Entity"), and any person investing in "plan assets" of any Plan or Plan Asset Entity or by a Governmental Plan, a Church Plan or a non-U.S. plan, but only if the acquisition will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of Similar Law. Therefore, any investor in the notes will be deemed to represent and warrant to us and the trustee that (1)(a) it is not (i) a Plan, (ii) a Plan Asset Entity, (iii) a Governmental Plan, (iv) a Church Plan or (v) a non-U.S. plan, (b) it is a Plan or a Plan Asset Entity and the acquisition and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or (c) it is a Governmental Plan, a Church Plan or a non-U.S. plan that is not subject to (i) ERISA, (ii) Section 4975 of the Code or (iii) any Similar Law that prohibits or taxes (in terms of an excise or penalty tax) the acquisition or holding of the notes; and (2) it will notify us and the trustee immediately if, at any time, it is no longer able to make the representations contained in clause (1) above. Any purported transfer of the notes to a transferee that does not comply with the foregoing requirements shall be null and void ab initio.

        This offer is not a representation by us or the underwriters that an acquisition of the notes meets all legal requirements applicable to investments by Plans, Plan Asset Entities, Governmental Plans, Church Plans or non-U.S. plans or that such an investment is appropriate for any particular Plan, entities whose underlying assets include assets of a Plan, Governmental Plan, Church Plan or non-U.S. plan.

 UNDERWRITING

        Subject to the terms and conditions set forth in an underwriting agreement by and among KeyBanc Capital Markets Inc. and J.P. Morgan Securities LLC, as representatives for the underwriters named in the agreement, and us, Cintas Corporation and the subsidiary guarantors, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes set forth opposite its name in the table below.

Underwriter	Principal Amount of Notes
KeyBanc Capital Markets Inc.	$109,375,000
J.P. Morgan Securities LLC	109,375,000
Mitsubishi UFJ Securities (USA), Inc.	7,812,500
PNC Capital Markets LLC	7,812,500
U.S. Bancorp Investments, Inc.	7,812,500
Wells Fargo Securities, LLC	7,812,500

$250,000,000

        Under the terms of the underwriting agreement, the underwriters are committed to purchase all of the notes if any notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

        The underwriting agreement provides that the underwriters' obligations to purchase the notes depend on the satisfaction of the conditions contained in the underwriting agreement. The conditions contained in the underwriting agreement include the requirement that the representations and warranties made by us to the underwriters are true, that there is no material change in the financial markets and that we deliver to the underwriters customary closing documents.

        The underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the public offering price of up to 0.40% of the principal amount of each note. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the public offering price up to 0.25% of the principal amount of the notes. After the initial offering of the notes, the underwriters may change the offering prices.

        The following table shows the underwriting discounts and commissions that we will pay to the underwriters.

Paid by Cintas
Per Note	0.650%
Total	$1,625,000

        We estimate that the total expenses related to this offering payable by us, excluding underwriting discounts and commissions, will be approximately $550,000.

        In connection with the offering of the notes, the underwriters may engage in transactions that stabilize the price of the notes, such as bids or purchases of shares in the open market while the offering is in progress to peg, fix or maintain that price. These transactions also may include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater aggregate principal amount of the notes than they are required to purchase in the offering. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Neither we nor the underwriters makes any representation or prediction as to the effect the transactions described above may have on the price of the notes. Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist on the open market in the absence of these transactions. If the underwriters commence any of these transactions, they may discontinue them without notice at any time.

        The notes will not be listed on any securities exchange.

Other Relationships

        The underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking, financial advisory and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our or our affiliates' securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans.

Conflicts of Interest

        KeyBank National Association, an affiliate of KeyBanc Capital Markets Inc., acted as the joint lead arranger of, and is the administrative agent and a lender under, our revolving credit facility. J.P. Morgan Securities LLC acted as the joint lead arranger of, and its affiliate, JPMorgan Chase Bank, N.A., is the syndication agent and a lender under, our revolving credit facility. These entities have received, and will continue to receive, customary fees for their services in such capacities.

LEGAL MATTERS

        Jones Day will pass upon the validity of the notes. Certain legal matters relating to the offering of the notes will be passed upon for the underwriters by Thompson Hine LLP.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited Cintas Corporation's consolidated financial statements and schedule included in Cintas Corporation's Annual Report on Form 10-K for the year ended May 31, 2011, and the effectiveness of Cintas Corporation's internal control over financial reporting as of May 31, 2011, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Cintas Corporation's consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

Cintas Corporation No. 2

Senior Debt Securities

Payment of Principal, Premium, if any, and Interest Unconditionally Guaranteed,

Jointly and Severally, by Cintas Corporation and Certain Subsidiaries of

Cintas Corporation

        Cintas Corporation No. 2 may from time to time issue senior debt securities guaranteed by Cintas Corporation and certain subsidiaries of Cintas Corporation. We will provide in an accompanying prospectus supplement the specific terms of the securities. We may sell these securities to or through underwriters and also to other purchasers or through agents. We will set forth the specific terms of the plan of distribution as well as the names of any underwriters or agents in an accompanying prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

July 31, 2009

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration process. Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about the debt securities offered under this prospectus. That registration statement can be read at the SEC's web site at www.sec.gov or at the SEC's offices mentioned under the heading "Where You Can Find More Information."

        In this prospectus, unless stated otherwise or the context otherwise requires, references to:

  •
  "Cintas" refers to Cintas Corporation and its consolidated subsidiaries, including Cintas Corporation No. 2;

  •
  "we," "us," "our" and "Cintas No. 2" refer to Cintas Corporation No. 2, a wholly-owned subsidiary of Cintas Corporation and the issuer of any debt securities offered under this prospectus;

  •
  "subsidiary guarantors" refers to Cintas Corporation's directly and indirectly wholly-owned subsidiaries, excluding Cintas Corporation No. 2, that are guarantors of Cintas No. 2's revolving credit facility and that have been organized under the laws of any jurisdiction within the United States and that guarantee any debt securities offered under this prospectus; and

  •
  "guarantors" refers to Cintas Corporation and the subsidiary guarantors, as guarantors of debt securities offered under this prospectus.

RISK FACTORS

        Investing in our securities involves risk. Please see the risk factors set forth in Part I, Item 1A in Cintas Corporation's Annual Report on Form 10-K for its most recent fiscal year, as updated by its quarterly reports on Form 10-Q and other filings it makes with the SEC, as incorporated by reference in this prospectus. Additional risk factors may be included in a prospectus supplement relating to a particular series or offering of securities. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline.

 THE REGISTRANTS

        Cintas Corporation provides highly specialized products and services to businesses of all types throughout the United States and Canada. Cintas Corporation's products and services are designed to enhance its customers' images and brand identification as well as provide a safe and efficient work place. Cintas Corporation was founded in 1968 by Richard T. Farmer, Chairman of the Board, when he left his family's industrial laundry business in order to develop uniform programs using an exclusive new fabric. In the early 1970's, Cintas Corporation acquired the family industrial laundry business. Over the years, Cintas Corporation developed additional products and services that complemented its core uniform business and broadened the scope of products and services available to its customers.

        Cintas Corporation classifies its businesses into four operating segments. The Rental Uniforms and Ancillary Products operating segment reflects the rental and servicing of uniforms and other garments including flame resistant clothing, mats, mops and shop towels and other ancillary items. In addition to these rental items, restroom and hygiene products and services are also provided within this operating segment. The Uniform Direct Sales operating segment consists of the direct sale of uniforms and related items and branded promotional products. The First Aid, Safety and Fire Protection Services operating segment consists of first aid, safety and fire protection products and services. The Document Management Services operating segment consists of document destruction, document imaging and document retention services.

        Cintas No. 2 is the principal operating subsidiary of Cintas. The revenue and assets of Cintas No. 2 comprised approximately 90% of Cintas' total revenue for fiscal year 2009 and 84% of Cintas' total assets as of May 31, 2009.

        Cintas Corporation is a Washington corporation, and Cintas No. 2 is a Nevada corporation. We are an indirect wholly-owned subsidiary of Cintas Corporation. Cintas Corporation's and Cintas No. 2's principal executive offices are located at 6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio 45262-5737, and their telephone number at that address is (513) 459-1200. Cintas' web site is located at www.cintas.com. Except for documents incorporated by reference into this prospectus, information included on or available through Cintas' web site does not constitute a part of this prospectus or any prospectus supplement.

 WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is a part of a registration statement filed by Cintas Corporation, Cintas No. 2 and the subsidiary guarantors under the Securities Act of 1933. The registration statement also includes additional information not contained in this prospectus.

        Cintas Corporation files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Cintas Corporation files at the SEC's public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from the SEC's web site at www.sec.gov.

        The SEC allows us to "incorporate by reference" into this prospectus and any prospectus supplement (as well as the related registration statement) the information Cintas Corporation files with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus as a legal matter. Information that we file later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. We incorporate by reference Cintas Corporation's Annual Report on Form 10-K for the fiscal year ended May 31, 2009.

        All documents Cintas Corporation files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and (2) if applicable, the date any underwriters stop offering securities pursuant to this prospectus will also be incorporated by reference in this prospectus from the date of filing of such documents. Upon request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus.

        This information is also available on the investor relations page of our web site at www.cintas.com. Except for documents incorporated by reference into this prospectus, information included on or available through our web site does not constitute a part of this prospectus or any prospectus supplement. You may also request a copy of these filings, at no cost, by writing or telephoning us at 6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio 45262-5737, Attention: William C. Gale, Vice President-Finance and Chief Financial Officer, telephone: (513) 459-1200.

        You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date on the front of the applicable document.

 FORWARD-LOOKING STATEMENTS

        Each of this prospectus, any accompanying prospectus supplement and any documents incorporated by reference contain a number of forward-looking statements which relate to anticipated future events rather than actual present conditions or historical events. The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements. Forward-looking statements may be identified by words such as "estimates," "anticipates," "predicts," "projects," "plans," "expects," "intends," "target," "forecast," "believes," "seeks," "could," "should," "may" and "will" or the negative versions thereof and similar expressions and by the context in which they are used. Such statements are based upon our current expectations and speak only as of the date made. We cannot guarantee that any forward-looking statement will be realized. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ from those set forth in or implied this prospectus, any accompanying prospectus supplement or any documents incorporated by reference. Factors that might cause such a difference include, but are not limited to, the possibility of greater than anticipated operating costs including energy costs, lower sales volumes, loss of customers due to outsourcing trends, the effects of credit market volatility and changes in our credit ratings, fluctuations in foreign currency exchange, the performance and costs of integration of acquisitions, fluctuations in costs of materials and labor including increased medical costs, costs and possible effects of union organizing activities, failure to comply with government regulations concerning employment discrimination, employee pay and benefits and employee health and safety, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, asset impairment charges, the cost, results and ongoing assessment of internal control over financial reporting required by the Sarbanes-Oxley Act of 2002, the initiation or outcome of litigation, higher assumed sourcing or distribution costs of products, the disruption of operations from catastrophic events, changes in federal and state tax and labor laws and the reactions of competitors in terms of price and service. A further list and description of risks, uncertainties and other matters can be found in Part I, Item 1A in Cintas Corporation's Annual Report on Form 10-K for its most recent fiscal year, as updated by its quarterly reports on Form 10-Q and other filings it makes with the SEC. We undertake no obligation to update any forward-looking statements whether as a result of new information or to reflect events or circumstances arising after the date on which they are made.

        All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. None of Cintas Corporation, Cintas No. 2 or the subsidiary guarantors have a duty to update any of the forward-looking statements after the date of this prospectus to conform them to actual results except as otherwise required by law.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the ratios of earnings to fixed charges for Cintas for the periods indicated.

	Year Ended May 31,
	2009	2008	2007	2006	2005
Ratio of earnings to fixed charges	6.6x	8.1x	9.6x	13.3x	15.0x

        The above ratios are computed on a total enterprise basis including Cintas Corporation's consolidated subsidiaries. Earnings consist of income from continuing operations before income taxes, adjusted to exclude fixed charges (excluding capitalized interest). Fixed charges consist of interest incurred on indebtedness, the portion of operating lease rentals deemed representative of the interest factor and capitalized interest.

USE OF PROCEEDS

        Unless otherwise specified in an applicable prospectus supplement, we will use the proceeds we receive from the sale of the offered securities for general corporate purposes, which could include working capital, capital expenditures, acquisitions, refinancing of other debt or other capital transactions. Net proceeds may be temporarily invested prior to use. The precise amounts and timing of the application of proceeds will depend upon the funding requirements of Cintas at the time of issuance and the availability of other funds.

DESCRIPTION OF SENIOR DEBT SECURITIES

        The debt securities offered by this prospectus will be unsecured and unsubordinated obligations of Cintas No. 2. The debt securities will be fully and unconditionally guaranteed by Cintas Corporation and the subsidiary guarantors. The debt securities will be issued under an indenture among us, Cintas Corporation, the subsidiary guarantors and U.S. Bank National Association, as successor trustee to Wachovia Bank, National Association, as trustee. A copy of the indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

        The following briefly summarizes the material provisions of the indenture and the debt securities, other than pricing and related terms to be disclosed in the prospectus supplement. You should read the more detailed provisions of the indenture, including the defined terms, for information that may be important to you. You should also read the particular terms of any series of debt securities, which will be described in the applicable prospectus supplement and may be different from the disclosure in this prospectus. Copies of the indenture may be obtained from Cintas or the trustee under the indenture.

        For purposes of this "Description of Senior Debt Securities" section, "Cintas" shall mean Cintas Corporation and shall not include Cintas No. 2 or the subsidiary guarantors.

General

        The indenture does not limit the aggregate principal amount of debt securities that may be issued under it and provides that debt securities may be issued in one or more series, in such form or forms, with such terms and up to the aggregate principal amount, that we may authorize from time to time. The indenture gives us broad authority to set the particular terms of each series of debt securities issued thereunder, including, without limitation, the right to modify certain of the terms contained in the indenture. Our board of directors will establish the terms of each series of debt securities, and such terms will be set forth or determined in the manner provided in one or more resolutions of the board of directors or by a supplemental indenture. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of any holder, for issuances of additional debt securities of that series.

        The applicable prospectus supplement relating to any series of debt securities will describe the following terms, where applicable:

  •
  the title of the debt securities;

  •
  the percentage of the principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;

  •
  any limit on the aggregate principal amount of the debt securities;

  •
  the maturity date or dates;

  •
  the date or dates on which principal is payable;

  •
  the interest rate or the method of computing the interest rate;

  •
  the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

  •
  the location where payments on the debt securities will be made;

  •
  the terms and conditions on which the debt securities may be redeemed at the option of the issuer;

  •
  any obligation of the issuer to redeem or purchase the debt securities pursuant to sinking fund provisions;

  •
  any obligation of the issuer to redeem or purchase the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption or purchase;

  •
  if other than denominations of $1,000, the denominations in which debt securities may be issued;

  •
  whether the debt securities are to trade in book-entry form and the terms and any conditions for exchanging the global security in whole or in part for paper certificates, or vice versa;

  •
  if other than the principal amount, the portion of the principal amount of the debt securities payable if the maturity is accelerated;

  •
  any events of default not described in or deleted or modified from "—Events of Default" below;

  •
  any depositaries, interest rate calculation agents or other agents;

  •
  any material provisions of the indenture described in this prospectus that do not apply to the debt securities; and

  •
  any other specific terms of the debt securities.

        The debt securities of a series may be issued in the form of one or more global securities that will be deposited with a depositary or its nominees identified in the prospectus supplement relating to the debt securities. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by such global security or securities.

        Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except as a whole by the depositary for such global security to a nominee of the depositary and except in the circumstances described in the prospectus supplement relating to the debt securities. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such series.

        If material, federal income tax consequences and other special considerations applicable to any debt securities issued at a discount will be described in the applicable prospectus supplement.

Payment and Paying Agents

        Distributions on the debt securities other than those represented by global debt securities will be made in the designated currency against surrender of the debt securities at the principal office of the paying agent. Payment will be made to the registered holder at the close of business on the record date for such payment. Interest payments will be made at the principal corporate trust office of the trustee in New York City, or by a check mailed to the holder at his registered address. Payments in any other manner will be specified in the prospectus supplement.

Optional Redemption

        The debt securities may be redeemed, at the option of Cintas No. 2, only on terms set forth in a prospectus supplement. On or after the redemption date, interest will cease to accrue on the debt securities or any portion thereof called for redemption (unless Cintas No. 2 defaults in the payment of the redemption price and accrued interest). Holders of debt securities to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days before the date fixed for redemption. If fewer than all of the debt securities are to be redeemed, the trustee will select the particular debt securities or portions thereof for redemption from the outstanding debt securities not previously called or in such manner as the trustee deems fair and appropriate.

        Except as set forth above, the debt securities will not be redeemable by us prior to maturity and will not be entitled to the benefit of any sinking fund.

Guarantees

        Cintas and the subsidiary guarantors will fully and unconditionally guarantee, jointly and severally, to each holder and the trustee, the full and prompt performance of our obligations under the indenture and the debt securities, including the payment of principal of and premium, if any, and interest on the debt securities. The subsidiary guarantors consist of all of the direct and indirect wholly-owned subsidiaries of Cintas that are guarantors of our revolving credit facility organized in any jurisdiction in the United States, which we refer to as domestic subsidiaries, subject to release as described below.

        Each subsidiary guarantee will be limited to an amount not to exceed the maximum amount that may be guaranteed by the applicable subsidiary guarantor without rendering that guarantee, as it relates to that subsidiary guarantor, voidable under applicable laws relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

        We and Cintas have agreed in the indenture to cause (i) any future domestic Significant Subsidiary, at the time it becomes a direct or indirect wholly-owned subsidiary of Cintas, and (ii) any present or future subsidiary of Cintas, that is not otherwise a subsidiary guarantor of the debt securities, that becomes a guarantor under any specified credit agreement of Cintas or Cintas No. 2, in each case, to become a subsidiary guarantor under the indenture with respect to the debt securities of each series.

        Upon the sale or disposition (by merger or otherwise) of any subsidiary guarantor by Cintas or by any subsidiary of Cintas to any person that is not an affiliate of Cintas, such subsidiary guarantor will automatically be released from all obligations under its guarantee; provided, that such release shall occur if and only to the extent that all obligations of such subsidiary guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure indebtedness of us, Cintas or any subsidiary of Cintas also terminate upon such sale or disposition. In addition, at any time, upon our request and without the consent of the holders of the debt securities, any subsidiary guarantor (other than a Significant Subsidiary) may be released from all obligations under its guarantee; provided, that such release shall occur if and only to the extent that all obligations of such subsidiary guarantor under all of its guarantees of the indebtedness of us, Cintas or any other subsidiary of Cintas also terminate at the time of such release. If, upon the sale of all or substantially all of the assets of a subsidiary guarantor, or otherwise, such subsidiary guarantor is no longer a Significant Subsidiary, the guarantee of such subsidiary guarantor may be released subject to the conditions set forth in the immediately preceding sentence.

Certain Covenants

        Except as set forth herein, neither we, Cintas nor any other subsidiary of Cintas are restricted by the indenture from incurring any type of indebtedness or other obligation, from selling all or substantially all of the assets of a subsidiary, from paying dividends or making distributions on our or their capital stock or purchasing or redeeming our or their capital stock. In addition, the indenture does not contain any provisions that would require us, Cintas or any other subsidiary of Cintas to repurchase or redeem or otherwise modify the terms of any of the debt securities upon a change in control or other events involving us, Cintas, or any other subsidiary of Cintas, which may adversely affect the creditworthiness of the debt securities.

        Capitalized terms used in this "Description of Senior Debt Securities" section without definitions are defined under "—Certain Definitions" below.

Limitations on Liens

        The indenture provides that we and the guarantors will not, and will not permit any Subsidiary to, create, assume, incur or suffer to exist any Lien other than Permitted Liens, the exempted Liens and sale-leaseback transactions described below upon any Principal Property or upon any shares of Capital Stock or Debt of any Subsidiary owning or leasing any Principal Property, whether owned or leased on the date of the indenture or thereafter acquired, to secure any Debt incurred or guaranteed by us, the guarantors or any Subsidiary (other than the debt securities), without in any such case making effective provision whereby all of the debt securities outstanding (together with, if we so determine, any other Debt or guarantee thereof by us or the guarantors ranking equally with the debt securities) shall be secured equally and ratably with, or prior to, such Debt so long as such Debt shall be so secured.

Restriction on Sale-Leasebacks

        The indenture provides that, except as described below under "—Exempted Liens and Sale-Leaseback Transactions," we and the guarantors will not, and will not permit any Subsidiary to, engage in the sale or transfer by us, the guarantors or any Subsidiary of any Principal Property to a person (other than Cintas or a Subsidiary) and the taking back by Cintas or any Subsidiary, as the case may be, of a lease of such Principal Property, unless:

          (1)   such sale-leaseback transaction involves a lease for a period, including renewals, of not more than three years; or

          (2)   we, the guarantors or such Subsidiary, within a one-year period after such sale-leaseback transaction, apply or cause to be applied an amount not less than the net proceeds from such sale-leaseback transaction to the prepayment, repayment, redemption, reduction or retirement (other than pursuant to any mandatory sinking fund, redemption or prepayment provision) of Funded Debt.

Exempted Liens and Sale-Leaseback Transactions

        Notwithstanding the foregoing restrictions on Liens and sale-leaseback transactions, the indenture provides that we and the guarantors may, and may permit any Subsidiary to, create, assume, incur, or suffer to exist any Lien other than a Permitted Lien upon any Principal Property or upon any shares of Capital Stock or Debt of any Subsidiary owning or leasing any Principal Property to secure Debt incurred or guaranteed by Cintas or any Subsidiary (other than the debt securities) or effect any sale-leaseback transaction of a Principal Property that is not excepted by clauses (1) or (2) of the paragraph under "Restriction On Sale-Leasebacks" above without equally and ratably securing the debt securities provided that, after giving effect thereto, the aggregate principal amount of outstanding Debt (other than the debt securities) secured by Liens other than Permitted Liens upon Principal Property and/or upon such shares of Capital Stock or Debt plus the Attributable Debt from sale-leaseback transactions of Principal Property not so excepted, do not exceed 15% of Consolidated Net Worth.

Certain Definitions

        Certain terms used in this section are defined in the indenture as follows:

        "Attributable Debt" means, as to any particular lease at any date as of which the amount thereof is to be determined, the total net amount of rent (discounted from the respective due dates thereof at the rate per annum set forth or implicit in the terms of such lease, compounded semiannually) required to be paid by the lessee under such lease during the remaining term thereof. The net amount of rent required to be paid under any such lease for any such period shall be the total scheduled amount of the rent payable by the lessee with respect to such period, but may exclude amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated).

        "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) in the equity interests of such Person, including without limitation, (i) with respect to a corporation, common stock, preferred stock and any other capital stock, (ii) with respect to a partnership, partnership interests (whether general or limited), and (iii) with respect to a limited liability company, limited liability company interests.

        "Consolidated Net Worth" means at any time the consolidated stockholders' equity of Cintas and its Subsidiaries calculated on a consolidated basis as of such time.

        "Debt" means indebtedness for borrowed money.

        "Funded Debt" means Debt having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the obligor.

        "GAAP" with respect to any computation required or permitted under the indenture means generally accepted accounting principles in the United States of America at the date or time of such computation.

        "Lien" means and includes any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

        "Permitted Liens" means:

  (1)
  Liens for taxes, assessments or governmental charges or levies on property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP.

  (2)
  Liens imposed by law, such as landlord's, carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business that secure payment of obligations not more than 60 days past due or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP.

  (3)
  Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation (other than Liens in favor of the Pension Benefit Guaranty Corporation) or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases or subleases to which we, Cintas or any other subsidiary of Cintas is a party, or deposits to secure public or statutory obligations of us, Cintas or any other subsidiary of Cintas or deposits of cash or United States government bonds to secure surety or appeal bonds to which we, Cintas or any other subsidiary of Cintas is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business.

  (4)
  Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and that do not in any material way affect the marketability of the same or interfere with the use thereof in the business of Cintas or its subsidiaries.

  (5)
  Liens existing on the date hereof, provided that no increase in the principal amount secured thereby is permitted.

  (6)
  Liens on property or assets of any Person existing at the time such Person becomes a subsidiary or is merged with or into or consolidated with us, Cintas or any other subsidiary of Cintas, or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to us, Cintas or any other subsidiary of Cintas or arising thereafter pursuant to contractual commitments entered into prior to and not in contemplation of such Person becoming a Subsidiary and not in contemplation of any such merger or consolidation or any such sale, lease or other disposition; provided that such Liens shall not extend to our property or assets or any other property or assets of Cintas or any other subsidiary of Cintas.

  (7)
  Liens on our property or assets or any other property or assets of Cintas or any other subsidiary of Cintas existing at the time of acquisition thereof (including acquisitions through merger or consolidation); provided that such Liens were in existence prior to and were not created in contemplation of such acquisition and shall not extend to our property or assets or any other property or assets of Cintas or any other subsidiary of Cintas.

  (8)
  Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing clauses; provided, however, that the principal amount of Debt so secured thereby shall not exceed the principal amount of Debt so secured prior to such extension, renewal or replacement and that such extension, renewal or replacement Lien shall be limited to all or a part of the assets that secured the Lien so extended, renewed or replaced (plus improvements and construction on such real property).

        "Person" means any individual, corporation, partnership, association, joint venture, trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "Principal Property" means, whether owned or leased on the date of the indenture or thereafter acquired, each manufacturing or processing plant or facility of ours, any guarantor or any of their respective subsidiaries located in the United States of America.

        "Significant Subsidiary" means at any date of determination, any Subsidiary of Cintas that, together with its Subsidiaries, (i) for Cintas' most recent fiscal quarter, accounted for more than 15% of the consolidated revenues of Cintas and its subsidiaries or (ii) as of the end of such fiscal quarter, was the owner of more than 25% of the consolidated assets of Cintas.

        "Significant Subsidiary Guarantor" means any subsidiary guarantor that is a Significant Subsidiary.

        "Subsidiary" means any corporation, limited liability company or other business entity of which more than 50% of the total voting power of the equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof or any partnership of which more than 50% of the partnership interests (considering all general and limited partnership interests as a single class) is, in each case, at the time owned or controlled, directly or indirectly, by Cintas, one or more of the Subsidiaries of Cintas, or combination thereof.

Merger, Consolidation or Sale of Assets

        The indenture provides that Cintas may not, and will not permit any Subsidiary, including us, to consolidate with or merge with or into, or sell, lease, convey all or substantially all of its assets to, another Person unless:

  (1)
  in the case of Cintas or Cintas No. 2, the resulting, surviving or transferee Person is either Cintas, or, as the case may be, Cintas No. 2, or is a corporation organized and existing under the laws of the United States, any state or the District of Columbia and assumes by supplemental indenture all of Cintas' or our obligations, as the case may be, under the indenture and the guarantee or the debt securities, as the case may be;

  (2)
  in the case of a Significant Subsidiary Guarantor, the resulting, surviving or transferee Person is Cintas, Cintas No. 2 or another subsidiary guarantor, or, subject to satisfaction of the conditions to release described under "Guarantees" above, any other Person, and assumes by supplemental indenture all of such Significant Subsidiary Guarantor's obligations under the indenture and the guarantee of the debt securities;

  (3)
  in the case of a Subsidiary other than a Significant Subsidiary Guarantor, in any such transaction involving Cintas, Cintas No. 2 or a subsidiary guarantor, Cintas, Cintas No. 2 or the subsidiary guarantor, as the case may be, is the resulting surviving or transferee Person;

  (4)
  immediately after giving effect to the transaction, no Event of Default, or event that with notice or lapse of time, or both, would be an Event of Default, has occurred and is continuing;

  (5)
  the guarantees shall remain in full force and effect (subject to release in accordance with the conditions described under "Guarantees" above); and

  (6)
  an officers' certificate and legal opinion covering these conditions shall be delivered to the trustee.

        The successor will be substituted, if applicable, for the applicable party to the indenture with the same effect as if it had been an original party to the indenture. Thereafter, the successor may exercise the rights and powers of such party under the indenture.

Events of Default

        Each of the following will be an Event of Default under the indenture with respect to the debt securities of each series:

  (1)
  default in any payment of interest or additional interest (as required by the exchange and registration rights agreement) on any debt security of such series when due, continued for 30 days;

  (2)
  default in the payment of principal of or premium, if any, on any debt security of such series when due at its stated maturity, upon optional redemption, upon declaration or otherwise;

  (3)
  failure by us or any guarantor to comply for 60 days after notice with the other agreements contained in the indenture or the notes;

  (4)
  there occurs with respect to any issue or issues of Debt of Cintas or any of its Subsidiaries, including us (including an Event of Default under any other series of securities), having an outstanding principal amount of $25,000,000 or more in the aggregate for all such issues of all such Persons, whether such Debt exists on the date of the indenture or is thereafter created, (i) an event of default that has caused the holder thereof to declare such Debt to be due and payable prior to its stated maturity and such Debt has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (ii) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

  (5)
  any guarantee in respect of the debt securities by Cintas or a Significant Subsidiary Guarantor shall for any reason cease to be, or be asserted in writing by any guarantor thereof or us not to be, in full force and effect, and enforceable in accordance with its terms (other than by reason of the termination of the indenture or the release of any such guarantee in accordance with the terms of the indenture), provided, however, that if we or any guarantor asserts in writing that any such guarantee is not in full force and effect and enforceable in accordance with its terms, such assertion shall not constitute an Event of Default for purposes of this paragraph if (i) such written assertion is accompanied by an opinion of counsel to the effect that, as a matter of law, the defect or defects rendering such guarantee unenforceable can be remedied within 10 days of the date of such assertion, (ii) we or such guarantor delivers an officers' certificate to the effect that we or such guarantor represents that such defect or defects shall be so remedied within such 10-day period, and (iii) such defect or defects are in fact so remedied within such 10-day period; provided, that any reduction in the maximum amount of any such guarantee as a result of fraudulent conveyance or similar law shall not be deemed an Event of Default; and

  (6)
  certain events of bankruptcy, insolvency or reorganization of us, Cintas or any Significant Subsidiary Guarantor.

        However, a default under clause (3) of this paragraph will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the outstanding debt securities of such series notify us and the guarantors, by registered or certified mail, of the default and such default is not cured within the time specified in clause (3) of this paragraph after receipt of such notice.

        If an Event of Default (other than an Event of Default described in clause (6) above) occurs and is continuing, the trustee by written notice to us or the holders of at least 25% in principal amount of the outstanding debt securities of such series by written notice to us and the trustee, may, and the trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of such series to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. If an Event of Default described in clause (6) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the debt securities of such series will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders. The holders of a majority in aggregate principal amount of the outstanding debt securities of such series may waive all past defaults (except with respect to nonpayment of principal, premium or interest and certain other defaults which require the consent of each noteholder affected) and rescind any such acceleration with respect to the debt securities and its consequences so long as a judgment or decree for payment of the money due has not been obtained by the trustee and all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the debt securities of such series that have become due solely by such declaration of acceleration, have been cured or waived.

        Subject to the provisions of the indenture relating to the duties of the trustee, if an Event of Default occurs and is continuing with respect to a series of debt securities, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the indenture or the debt securities unless:

  •
  such holder has previously given the trustee notice that an Event of Default is continuing;

  •
  holders of not less than 25% in principal amount of the outstanding debt securities of such series have requested the trustee in writing to pursue the remedy;

  •
  such holders have offered the trustee reasonable security or indemnity against any cost, liability or expense;

  •
  the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

  •
  the holders of a majority in principal amount of the outstanding debt securities of such series have not given the trustee a direction that is inconsistent with such written request within such 60-day period.

        Subject to certain restrictions, the holders of a majority in principal amount of the outstanding debt securities of such series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        The holders of any note, however, will have an absolute right to receive payment of the principal of, and premium, if any, and interest on, such debt security as expressed therein and to institute suit for the enforcement of such payment.

        The indenture provides that if a default occurs and is continuing with respect to a series of debt securities and is known to the trustee, the trustee must mail to each holder of debt securities of such series notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of, premium, if any, or interest on any debt security, the trustee may withhold notice if the trustee determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a statement indicating whether the signers thereof know of any default that occurred during the previous year.

Modification, Amendments and Waivers

        Modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of a majority in principal amount of the debt securities of a series then outstanding under the indenture (including consents obtained in connection with a tender offer or exchange offer for the debt securities). However, without the consent of each holder of an outstanding debt security affected, no amendment may, among other things:

  •
  reduce the amount of debt securities whose holders must consent to an amendment;

  •
  reduce the stated rate of or extend the stated time for payment of interest on any note;

  •
  reduce the principal of or change the stated maturity of any note;

  •
  reduce the amount payable upon the redemption of any debt security or change the time at which any debt security may be redeemed;

  •
  make any debt security payable in money other than that stated in the note;

  •
  modify or affect in any manner adverse to holders the terms and conditions of the obligations of the guarantors in respect of the due and punctual payment of principal of, or premium, if any, or interest on the notes;

  •
  impair the right of any holder to institute suit for the enforcement of any payment on or with respect to such holder's notes; or

  •
  make any change in the amendment provisions that require each holder's consent or in the waiver provisions.

        The holders of a majority in aggregate principal amount of the outstanding debt securities of each series, on behalf of all holders of debt securities of such series, may waive compliance by the guarantors or us with certain restrictive provisions of the indenture. The holders of a majority in aggregate principal amount of the debt securities of each series, on behalf of all holders of such series, may waive any past default under the indenture (including any such waiver obtained in connection with a tender offer or exchange offer for the debt securities), except a default in the payment of principal, premium or interest or a default in respect of a provision that under the indenture that cannot be modified or amended without the consent of the holder of each debt security that is affected.

        Without the consent of any holder, the trustee and we may amend the indenture to among other things:

  •
  cure any ambiguity, omission, defect or inconsistency or to make any other provisions with respect to matters or questions arising under the indenture that will not adversely affect the interests of the holders of any debt securities in any material respect;

  •
  provide for the assumption by a successor of our or a guarantor's obligations under the indenture;

  •
  provide for a successor trustee with respect to the debt securities of each series;

  •
  add additional guarantees with respect to the notes;

  •
  add any additional Events of Default;

  •
  secure the notes;

  •
  add to the covenants of the guarantors or us for the benefit of the holders or surrender any right or power conferred upon the guarantors or us;

  •
  make any change that does not adversely affect the rights of any holder; or

  •
  comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

        The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect therein, will not impair or affect the validity of the amendment.

Concerning the Trustee

        U.S. Bank National Association, as successor to Wachovia Bank, National Association, is the trustee under the indenture, and we have also appointed U.S. Bank as registrar and paying agent with regard to the debt securities. U.S. Bank also serves as trustee with respect to our 6% senior notes due 2012, 6.15% senior notes due 2036 and 6.125% senior notes due 2017.

Governing Law

        The indenture provides that it and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for us by Keating Muething & Klekamp PLL. As of June 30, 2009, members of that firm responsible for matters related to the offering beneficially own approximately 275,000 shares of common stock of Cintas Corporation.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K as of May 31, 2009 and 2008 and for each of the three years in the period ended May 31, 2009, and the effectiveness of our internal control over financial reporting as of May 31, 2009. These financial statements and schedule are incorporated by reference in this prospectus and elsewhere in the registration statement are incorporated by reference in reliance on such reports given on the authority of such firm as experts in accounting and auditing.